UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-A

TIER 2 OFFERING
OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

AIBOTICS, INC.
(Exact name of registrant as specified in its charter) Mycotopia Therapies Inc. (Previous name of registrant)

Date: April 1, 2025

Nevada	2833	87-0645794
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification Number)

100 SE 2nd St Suite 2000 Miami, FL 33131

Phone: (954)-233-3511
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Jonathan D. Leinwand, Esq.
Jonathan D. Leinwand, P.A.
18305 Biscayne Blvd., Suite 200
Aventura, FL 33160
Phone: (954) 903-7856
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

Preliminary Offering Circular dated April 1, 2025

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

AIBOTICS, INC.
formerly Mycotopia Therapies Inc.

100 SE 2nd St

Suite 2000

Miami, FL 33131
Phone: (954) 903-7856

Maximum Offering: $5,000,000 of Common Stock

Minimum Purchase per Investor: $5,000
Up to a Maximum of 5,000,000,000 Common Shares
Offering Price between $.001 and $.05 per Share

This is the public offering of securities of Aibotics, Inc., a Nevada corporation. We are offering up to 5,000,000,000 shares of our Common Stock, par value $0.001 per share (the “Preferred Stock”), at an offering price between $.001 and $.05 per share, for a maximum amount of $5,000,000 (the “Offered Shares”). This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 5,000,000 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Company is using the S-1 format for its disclosure in this Offering Circular.

The Company processed a name change and symbol change with FINRA on February 3, 2025. The Company’s new name is Aibotics Inc. and the Company’s new symbol is AIBT. The Common Stock offered hereby is convertible into common stock of the Company that is quoted on the OTC Pink marketplace under the symbol “AIBT”.

Investing in our Preferred Stock involves a high degree of risk. See “Risk Factors” section of this Offering Circular for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Securities Offered by the Company	Price Per Share to Public		Total Number of Shares Being Offered	Broker- Dealer discount and commissions (1)	Proceeds to issuer (2)
Per Share of Common Stock	$	(between $.001 and $.05)	(between $.001 and $.05)	$-	$	(between $.001 and $.05)
Total Minimum		$5,000	5,000,000	$-		$5,000
Total Maximum		$5,000,000	5,000,000,000	-		5,000,000

(1)

We may offer the shares of our common stock through registered broker-dealers or a selling agent and we may pay finders, although we have no current arrangements to do so. We currently do not have any specific plans or arrangements to use a selling agent, broker-dealer or finder; however, if we choose to do so in the future, information about any such broker dealer, selling agent, or finder shall be disclosed in an amendment to this Offering Circular.

(2)	This does not account for the payment of expenses of this offering, which is currently estimated to be approximately $50,000. See “Plan of Distribution.”

*	An Issuer may raise an aggregate of $75.0 million in a 12-month period pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

Our Board of Directors used its business judgment in setting a value between $.001 and $.05 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

In this Offering Circular, unless the context indicates otherwise, references to, “Aibotics, Inc,” “AIBT”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Aibotics, Inc.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We, and if applicable, those selling Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchaser” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.

earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of the business;

Our reliance on suppliers and vendors;

Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Our ability to protect our intellectual property and to develop, maintain and enhance our business strategy.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

We were incorporated in Nevada on January 21, 2000, under the name RM Investors, Inc. In March 2014, under the terms of an Exchange Agreement and Plan of Reorganization, we acquired 100% of the issued and outstanding shares of our subsidiary 20/20 Produce Sales, Inc., an Idaho corporation that was incorporated on December 22, 1994. On March 26, 2014, we amended and restated our articles of incorporation to increase our authorized shares of common stock to 100,000,000 shares, par value $0.001, and to authorize 5,000,000 shares of preferred stock, par value $0.001. In connection with this reorganization, we obtained a new CUSIP number for our common stock, FINRA approval of our name change from RM Investors, Inc. to 20/20 Global, Inc., and a new trading symbol for our shares on the OTC market place and effected a 2-for-1 forward split of the then issued and outstanding shares of our common stock. In May 2021 we changed our name to Mycotopia Therapies, Inc. and our trading symbol became TPIA. On August 9, 2024, we increased our authorized Common shares to 467,000,000 common shares. On February 3, 2025, we changed our name to Aibotics, Inc. and our trading symbol to AIBT. On March 14, 2025, the Company’s board approved an increase in the company’s common shares to 7,500,000,000.We have two subsidiaries, NPD Genius, LLC (“NPD”) and Mycotopia Therapies, Inc., a Florida corporation. Our board of directors consists of Ben Kaplan and Mark Croskey.

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc.

Since the reverse merger on January 20, 2021 (the “Closing”), the Company has been leveraging its relationship with its parent company, Ehave, Inc. (“EHVVF”) to integrate the use of digital and data therapeutics to measure the effect of Psylicibin and related compounds on mental health. The Company has been negotiating with third parties to integrate EHVVF’s EEG brain cap technology to capture neurological data during the use of mental health therapies involving the use of Psylicibin and related compounds. The Company believes that the mental health benefits bestowed by these compounds are numerous, particularly to combat depression and addiction, and is aligning itself with the evolving legal and policy landscape of mental health regulation.

On November 28, 2023, “Aibotics, Inc. (the “Company”) entered into an Asset Sale and Purchase Agreement (the “Asset Purchase Agreement”) and Intellectual Property Assignment Agreement (the “IP Assignment”) with Philon Labs, LLC (“Philon Labs”) for the acquisition of certain assets of Philon Labs including the intellectual property related to its “Phill Robot” and “Milky Way” products.

In consideration for the acquisition of the Assets, “Aibotics, issued a new class of Preferred Stock (the “Preferred Stock”) with a face value of $2,000,000, convertible into shares of the Company’s Common Stock (the “Common Stock”). All shares of Preferred Stock and Common Stock issued in conjunction with the transaction are “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

The Company also entered into employment agreements that have revenue-based incentives connected to sales generated by the assets acquired. The incentives could result in the employees receiving up to $7,000,000 of the Preferred Stock over a three-year period.

References to “us,” “we,” “our,” and correlative terms refer to Aibotics, Inc., a Nevada corporation and our wholly owned subsidiaries, NPD Genius, LLC (“NPD”) and Mycotopia Therapies, Inc., a Florida corporation, through which we conducted our activities.

Overview

AIBotics leverages AI and robotics to develop innovative solutions that address real-world challenges. Its flagship products include the Phill Robot™, an AI-powered massage robot that delivers spa-quality care with IoT integration, and Milkyway, a smart refrigerator that simplifies breast milk storage with automated organization and app connectivity.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Trading Market

The Common offered hereby is quoted on the OTC Pink marketplace under the symbol “AIBT”.

THE OFFERING

Issuer:	Aibotics, Inc.

Securities offered:	5,000,000,000 shares of our Common Stock, par value $0.001 per share (the “Common Stock”) at an offering price of $.001 per share (the “Offered Shares”). (See “Distribution.”).

Number of Shares of Common Stock outstanding before the offering	42,690,903 issued and outstanding as of March 24, 2025.

Number of Shares of Common Stock outstanding after the offering	5,042,690,903

Price per share:	Between $.001 and $.05

Trading Market:	The common stock into which the Preferred Stock is convertible, is quoted on the OTC Pink marketplace under the symbol “AIBT”.

Use of Proceeds:

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $4,950,000. We will use these net proceeds for working capital and other general corporate purposes.

Commencement of the Offering	We expect to commence the sale of the Shares within two days following the Qualification Date.

Issuer

There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research, and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

Offering Amount

This Offering will terminate on the earlier of (i) one year from the Qualification Date; (ii) the date on which the Maximum Amount is sold, or (iii) the date that the Offering is earlier terminated by us, in our sole discretion.

Closing

The Shares will be issued in one or more closings (the “Closings”). After the Initial Closing, the Offering will continue on a continuous basis, and we may have one or more additional Closings until the earlier of the Termination Date or the receipt and acceptance of subscription funds equal to the Maximum Amount.

Best Efforts Offering

The Offering is being conducted by our Board of Directors on a “best efforts basis.

Our Board of Directors will not receive any direct compensation for sales of our Shares. However, we reserve the right to engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of the Shares and to pay to such Selling Agents, if any, cash commissions of up to 7% of the gross proceeds from the sales of Shares placed by such Selling Agents and agent warrants (“Agent Shares”). Our Board of Directors, officers, employees, and affiliates (as defined in the Securities Act) may, but have no obligation to, solicit or purchase Shares in the Offering and all such Shares so sold or purchased shall be counted toward the Maximum Amount.

We reserve the right to reject a subscription to purchase Shares, in whole or in part in our sole discretion. If a subscription is so rejected, in whole or in part, we will promptly return the funds submitted with such rejected subscription, or the rejected portion thereof, to the investor without interest thereon or deduction therefrom.

Subscription Procedures

To subscribe for Shares, complete and execute the Subscription Agreement accompanying this Offering Circular and deliver it to us before the Termination Date, together with full payment for all Shares subscribed in accordance with the instructions provided in the Subscription Agreement. Once you subscribe, subject to acceptance by us, your subscription is irrevocable. We have the right, at any time prior to the issuance of the Shares, to reject subscriptions in our sole discretion.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” below for additional detail.

Termination

This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”).

RISK FACTORS

Risks Related to Our Business and Industry

The auditors’ report for the years ended December 31, 2023 and 2022, contains an explanatory paragraph about our ability to continue as a going concern.

The report of our auditors on our consolidated financial statements for the years ended December 31, 2023 and 2022, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We had a net loss of $616,724 and $1,736,336 from continuing operations for the years ended December 31, 2023 and 2022, respectively, and we have discontinued our operations, which raises substantial doubt about our ability to continue as a going concern.. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Management believes that actions presently being taken will provide the opportunity for us to continue as a going concern.

We have not generated revenue from operations.

We have no revenue and cannot predict when we will begin to generate revenue. We have recently changed our business plan to concentrating on the application of AI to robotics.  As this is a new business there can be no assurance that we will be able to generate revenue in the near term.

Our acquisition strategy may not be successful.

Our growth strategy may be based in part on growth through an acquisition of companies already in the business of investigating the use of Psylocibin and related compounds for the treatment of mental health issues, as well as companies in the business of developing robotics software based on Artificial Intelligence and Neural Networks to control robot simulations, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, consummating an acquisition on satisfactory terms, or adding any newly acquired or expanded business. We may issue additional shares of our common stock, incur long-term or short-term indebtedness, spend cash, or use a combination of these for all or part of the consideration paid in future acquisitions. The execution of our acquisition strategy could entail repositioning or similar actions that in turn require us to record impairments and other charges. Any such charges would reduce our earnings.

Our success depends on the services of our senior executives, the loss of whom could disrupt our operations.

Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. We may not be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

We are controlled by our principal shareholder.

On July 29, 2024, the Company entered into an Exchange Agreement with Ehave, Inc., its largest shareholder, whereby Ehave, Inc. exchanged 9,793,754 shares of common stock for one share of Series A Preferred Stock.  As of September 30, 2024 Ehave owned one share of Series A Preferred Stock which granted it a voting interest of 75% of all votes for matters presented for stockholder vote to the stockholders of the Corporation. Ben Kaplan, is also the CEO of Ehave. We expect our principal shareholder to continue to use its interest in our common stock: to significantly influence the direction of our management, the election of our entire board of directors, and the method and timing of the payment of dividends; to determine substantially all other matters requiring shareholder approval; and to control us. The concentration of our beneficial ownership may have the effect of delaying, deterring, or preventing a change in control, may discourage bids for our common stock at a premium over their market price, and may otherwise adversely affect the market price of our common stock.

Penny stock regulations will impose certain restrictions on resales of our securities, which may cause an investor to lose some or all of its investment.

The U.S. Securities and Exchange Commission has adopted regulations that generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share that is not traded on a national securities exchange or that has an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers that sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction before the purchase. Further, if the price of the stock is below $5.00 per share and the issuer does not have $2.0 million or more net tangible assets or is not listed on a registered national securities exchange, sales of that stock in the secondary trading market are subject to certain additional rules promulgated by the U.S. Securities and Exchange Commission. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell our common stock, thereby effectively limiting the liquidity of our common stock. These rules may also adversely affect the ability of persons that acquire our common stock to resell their securities in any trading market that may exist at the time of such intended sale.

Our estimated income taxes could be materially different from income taxes that we ultimately pay.

We are subject to income taxes in the United States. Significant judgment and estimation is required in determining our provision for income taxes and related matters. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determinations are uncertain or otherwise subject to interpretation. Our determination of our income tax liability is always subject to review by applicable tax authorities and we are currently subject to audits in a number of jurisdictions. Although we believe our income tax estimates and related determinations are reasonable and appropriate, relevant taxing authorities may disagree. The ultimate outcome of any such audits and reviews could be materially different from estimates and determinations reflected in our historical income tax provisions and accruals. Any adverse outcome of any such audit or review could have an adverse effect on our financial condition and results of operations.

A variety of new laws, or new interpretations of existing laws, could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the U.S. and abroad that are costly to comply with, can result in negative publicity and diversion of management time and effort and can subject us to claims or other remedies. Some of these laws, such as income, sales, use, value-added and other tax laws and consumer protection laws, are applicable to businesses generally and others are unique to the various types of businesses in which we are engaged

Any failure on our part to comply with applicable laws may subject us to additional liabilities, which could adversely affect our business, financial condition and results of operations. In addition, if the laws to which we are currently subject are amended or interpreted adversely to our interests, or if new adverse laws are adopted, our products and services might need to be modified to comply with such laws, which would increase our costs and could result in decreased demand for our products and services to the extent that we pass on such costs to our customers. Specifically, in the case of tax laws, positions that we have taken or will take are subject to interpretation by the relevant taxing authorities. While we believe that the positions we have taken to date comply with applicable law, there can be no assurances that the relevant taxing authorities will not take a contrary position, and if so, that such positions will not adversely affect us. Any events of this nature could adversely affect our business, financial condition and results of operations.

We may fail to adequately protect our intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

We regard our intellectual property rights, including trademarks, domain names, trade secrets, copyrights and other similar intellectual property, as critical to our success. We intend, in due course, subject to legal advice, to apply for trademark, copyright and/or patent protection in the United States and other jurisdictions. We regard our intellectual property, including our software and trademark, as valuable assets and intend to vigorously defend them against infringement. Effective trademark protection may not be available or may not be sought in every country in which products and services are made available and contractual disputes may affect the use of marks governed by private contract. We have reserved and registered certain domain names, however not every variation of a domain name may be available or be registered, even if available.

While there can be no assurance that registered trademarks and copyrights will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our Company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

We also rely upon trade secrets and certain copyrightable and patentable proprietary technologies.

We will rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect our various intellectual property rights. For example, we plan to apply to register and renew, or secure by contract where appropriate, trademarks and service marks as they are developed and used, and continue to reserve, register and renew domain names as we deem appropriate.

We also plan to apply for copyrights and patents or for other similar statutory protections as we deem appropriate, based on then current facts and circumstances. No assurances can be given that any copyright or patent application we file will result in a copyright or patent being issued, or that any future copyright or patent will afford adequate protection against competitors and similar technologies. In addition, no assurances can be given that third parties will not create new products or methods that achieve similar results without infringing upon copyrights or patents we may own in the future.

Despite these measures, our intellectual property rights may still not be protected in a meaningful manner, challenges to contractual rights could arise or third parties could copy or otherwise obtain and use our intellectual property without authorization. The occurrence of any of these events could result in the erosion of our brands and limitations on our ability to control marketing on or through the internet using our various domain names, as well as impede our ability to effectively compete against competitors with similar technologies, any of which could adversely affect our business, financial conditions and results of operations.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights, patents and other intellectual property rights held by third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

If we fail to effectively manage our growth, our business and operating results could be harmed.

If we experience rapid growth in our headcount and operations, it will place significant demands on our management, operational and financial infrastructure. We intend to continue to make substantial investments to expand our operations, research and development, sales and marketing and general and administrative organizations. We face significant competition for employees, particularly engineers, designers and product managers, from other high-growth companies, which include both publicly-traded and privately-held companies, and we may not be able to hire new employees quickly enough to meet our needs. To attract highly skilled personnel, we will need to continue to offer, highly competitive compensation packages. As we continue to grow, we are subject to the risks of over-hiring, over-compensating our employees and over-expanding our operating infrastructure, and to the challenges of integrating, developing and motivating a rapidly growing employee base. If we fail to effectively manage our hiring needs and successfully integrate new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

We will depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain and motivate its personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain highly skilled personnel, including senior management, engineers, designers and product managers. Our ability to execute efficiently is dependent upon contributions from our employees, in particular our senior management team. We do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Our growth strategy also depends on our ability to expand our organization with highly skilled personnel. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. Competition for highly skilled personnel is intense, We may need to invest significant amounts of cash and equity to attract and retain new employees and we may never realize returns on these investments. If we are not able to effectively add and retain employees, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

Risks Related to Our Company

Common Stock

Trading of our stock is restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our common stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock price has been volatile, and your investment could lose value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations due to various factors. The timing of announcements in the public market regarding new products, product enhancements or technological advances by us or our competitors, and any announcements by us or our competitors of acquisitions, major transactions or management changes could also affect our stock price. Our stock price is subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock and market trends unrelated to our performance. A significant drop in our stock price could also expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business. Moreover, if the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

The trading volume of our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our common stock.

Our common stock is traded on the OTC Markets Group marketplace and historically has had a low average daily trading volume relative to many other stocks. Thinly traded stocks can have more price volatility than stocks trading in an active public market, which can lead to significant price swings even when a relatively small number of shares are being traded and can limit an investor’s ability to quickly sell blocks of stock. If there continues to be low average daily trading volume or price in our common stock investors may be unable to quickly liquidate their investments or at prices investors consider to be adequate.

Because our common stock is quoted and traded on the OTC Markets Group marketplace, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Markets Group marketplace or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Risks Relating to the Early Stage of our Company and Ability to Raise Capital

We are at a very early stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and prospective operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, many of which are beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We expect to suffer continued operating losses and we may not be able to achieve profitability.

We expect to continue to incur significant development and marketing expenses in the foreseeable future related to the launch and commercialization of our products and services. As a result, we will be sustaining substantial operating and net losses, and it is possible that we will never be able to achieve profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of the capital markets, the market price of our common stock, and the development of competitive projects by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase our common shares or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities. If we are successful raising additional capital through the issuance of additional equity, our investor’s interests will be diluted.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to implement our business plan. Achieving a level of revenues adequate to support our cost structure, our continued operating losses and our net cash used in operations has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by issuing shares and, if necessary through one or more private placement or public offerings, and via the securities purchase agreement/equity line financing. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Failure to effectively manage our growth could place additional strains on our managerial, operational and financial resources and could adversely affect our business and prospective operating results.

Our anticipated growth is expected to continue to place a strain on our managerial, operational and financial resources. Further, as we expand our user and advertiser base, we will be required to manage multiple relationships. Any further growth by us, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and prospective operations and the value of an investment in our company.

We may fail to raise sufficient capital.

To the extent that we fail to obtain sufficient operating capital, we may be unable to deal with presently unforeseen contingencies in the future or be able to fund our operations. In addition, we may have more difficulty or find it impossible, to raise third party financing from investors or financial institutions.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to investors in any action under that agreement.

Investors in this offering will be bound by the subscription agreement that includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.  If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the subscription agreement, in a court of competent jurisdiction in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to investors in such an action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

The Company’s exclusive forum provision in the Subscription Agreement attached as Exhibit 4.1 does not apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act, and there are risks and other potential impacts of this exclusive forum provision to investors in this Offering.

The Subscription Agreement for this Offering provides that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in Broward County, Florida will be the sole and exclusive forum for substantially all disputes between us and subscribers to this Offering, which could limit your ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act and does not apply to claims arising under the federal securities laws. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities pursuant hereto shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit your ability to bring a claim in a judicial forum of your choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the choice of forum provision contained in the Subscription Agreement, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

General Risk Factors

Investment in our Stock involves a high degree of risk. You should carefully consider, among other matters, the following risk factors in addition to the other information in this offering, our Annual Report on Form 10K, our Quarterly Reports on Form 10Q and our other public filings when evaluating our business because these risk factors may have a significant impact on our business, financial condition, operating results or cash flow. If any of the material risks described below or in subsequent reports we file with the Securities and Exchange Commission (“SEC”) actually occur, they may materially harm our business, financial condition, operating results or cash flow. Additional risks and uncertainties that we have not yet identified or that we presently consider to be immaterial may also materially harm our business, financial condition, operating results or cash flow.

USE OF PROCEEDS

We estimate that, at a per share price of $.001, the net proceeds from the sale of the shares in this offering will be approximately $4,950,000, after deducting the estimated offering expenses of approximately $50,000.

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company at $.001 per share. No assurance can be given that we will raise the full $5,000,000 as reflected in the following table:

Shares Offered (% Sold)	Shares Sold (100%)	Shares Sold (75%)	Shares Sold (50%)	Shares Sold (25%)
Total Offering Amount	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Approximate Offering Expenses (1)
Misc. Expenses	20,000	20,000	20,000	20,000
Legal, Accounting and Audit	30,000	30,000	30,000	30,000
Total Offering Expenses	50,000	50,000	50,000	50,000
Total Net Offering Proceeds	4,950,000	3,700,000	2,450,000	1,200,000
Principal Uses of Net Proceeds (2)
Advertising and marketing	$1,000,000	$1,000,000	$750,000	$350,000
Compensation to officer employees, consultants, support staff (3)	$1,200,000	$1,000,000	$650,000	$300,000
Legal, investor relations, accounting, IT, servers, miscellaneous fees	$1,300,000	$1,000,000	$550,000	$250,000
Research and Development	$4,000,000	$3,200,000	$2,000,000	$1,000,000
Acquisitions	$4,000,000	$3,200,000	$2,000,000	$1,000,000
Working Capital	$1,950,000	$1,800,000	$1,500,000	$800,000

Total Principal Uses of Net Proceeds	$4,950,000	$3,700,000	$2,450,000	$1,200,000

(1)	These amounts are estimates.

(2)	These figures are estimates.

(3)	The Company may use proceeds received and slates for this line item in order to pay all or a portion of any accrued and unpaid salaries of executives as discussed elsewhere in this Offering Circular.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including negotiations with the other parties in the merge and acquisitions process of the target companies, the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DILUTION

If you purchase shares in this offering, your ownership interest in our Preferred Stock or as converted common stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and its converted value into common shares and the net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of September 30, 2024, was $(4,798,602) or $(.11374) per then-outstanding shares of our common stock, which does not include common stock “issuable” of at Historical net tangible book value per share equals the amount of our total tangible assets, less total liabilities, divided by the total number of shares of our common stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Preferred Stock shares offered for sale at $.001 per share in this offering, equating to its 80% common stock conversion value per Preferred Share (after deducting estimated offering expenses of $50,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each common share conversion from this offering (1)	$0.001	$0.001	$0.001	$0.001

Historical net tangible book value per common share as of September 30, 2024 (2)	$(0.045)	$(0.100)	$(0.100)	$(0.100)

Increase in net tangible book value per common share attributable to new investors in this offering (3)	$0.046	$0.103	$0.102	$0.101

Net tangible book value per common share, after this offering	$.0006	$.0028	$.0023	$.0006

Dilution per common share to new investors	$0.000	$(0.002)	$(0.001)	$0.000

(1)	Based on a common stock price of $.019 (the closing price of AIBT common shares quoted on OTC Markets Group on February 16, 2025).

(2)	Based on net tangible book value of $(4,798,602) and outstanding common shares of 42,190,903 as of September 30, 2024.

(3)	After deducting estimated offering expenses of $50,000.

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We intend to sell the shares in the primary offering through the efforts of our officers and employees, who will not receive any compensation for offering or selling the shares in our primary offering. We believe that our officers and employees are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Ben Kaplan:

§	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

§	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

§	is not an associated person of a broker or dealer; and

§	meets the conditions of the following:

§	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

§	was not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and

§	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

§	the information set forth in this Offering Circular and otherwise available;

§	our history and prospects and the history of and prospects for the industry in which we compete;

§	our past and present financial performance;

§	our prospects for future earnings and the present state of our development;

§	the general condition of the securities markets at the time of this Offering;

§	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

§	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Overview

AIBotics leverages AI and robotics to develop innovative solutions that address real-world challenges. Its flagship products include the Phill Robot™, an AI-powered massage robot that delivers spa-quality care with IoT integration, and Milkyway, a smart refrigerator that simplifies breast milk storage with automated organization and app connectivity.

Recent Developments

In January 2021, Ehave, Inc, a publicly traded company, sold 100% of its wholly-owned subsidiary Mycotopia Therapies, Inc., a Florida corporation, to the Company. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global, Inc.’s common stock, which constitutes approximately 75.77% of the then-issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust. Subsequently Ehave exchanged its 9,793,754 common shares for one share of Series A Preferred Stock having voting rights equal to 75% of the voting interests of the Company with regard to all votes for matters presented for stockholder vote to the stockholders of the Corporation.

On November 28, 2023, the Company entered into an Asset Sale and Purchase Agreement (the “Asset Purchase Agreement”) and Intellectual Property Assignment Agreement (the “IP Assignment”) with Philon Labs, LLC (“Philon Labs”) for the acquisition of certain assets of Philon Labs including the intellectual property related to its “Phill Robot” and “Milky Way” products.

On May 4, 2021, the Company changed its name from 20/20 Global, Inc. to Mycotopia Therapies, Inc. and changed its OTC Markets’ trading symbol to TPIA.On February 3, 2025, Mycotopia Therapies, Inc. changed its name to Aibotics, Inc. and changed its OTC Markets’ trading symbol to AIBT.

Comparison of the Three Months Ended September 30, 2024 and 2023

Sales and Cost of Sales

We did not have any revenue or cost of revenue from operations for the three months ended September 30, 2024 and 2023.

Operating Expenses

Operating expenses for the three months ended September 30, 2024 and 2023, consisted solely of general and administrative expenses. General and administrative expenses consisted primarily of consulting fees, stock-based compensation, board compensation, and legal and professional services. For the three months ended September 30, 2024 compared to the three months ended September 30, 2023 our general and administrative expense increased by $219,836, or 133%, from $165,421 to $385,257. The increase in general and administrative expenses was mainly the result of increased amortization expense from the intangible assets acquired by the Company in the fourth quarter of 2023 ($167,883), increased product development costs ($70,700). The increase was offset by decreased legal and professional expenses ($23,472).

Other Expense

Other expense for the three months ended September 30, 2024 and 2023 was composed of interest expense.

For the three months ended September 30, 2024 compared to the three months ended September 30, 2023 our interest expense decreased by $68,392, or 48%, from $143,279 to $74,887. The decrease primarily resulted from $113,664 less in debt discount amortization from the Company’s convertible notes partially offset by $44,495 of additional interest expense accrued during the third quarter of 2024 due to the default interest on the Company’s convertible note payables in default.

Net Loss

For the three months ended September 30, 2024 and 2023 we had a net loss of $460,144 and $308,700, respectively.

Comparison of the Nine Months Ended September 30, 2024 and 2023

Sales and Cost of Sales

We did not have any revenue or cost of revenue from operations for the nine months ended September 30, 2024 and 2023.

Operating Expenses

Operating expenses for the nine months ended September 30, 2024 and 2023, consisted solely of general and administrative expenses. General and administrative expenses consisted primarily of consulting fees, stock-based compensation, board compensation, and legal and professional services. For the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 our general and administrative expense increased by $709,754, or 166%, from $427,785 to $1,137,539. The increase in general and administrative expenses was mainly as a result of increased amortization expense from the intangible assets acquired by the Company in the fourth quarter of 2023 ($500,000), increased product development costs ($177,985), increased legal expenses ($6,930), increased stock based compensation ($6,547) and increased stock transfer fees ($5,204).

Other Expense

Other expense for the nine months ended September 30, 2024 and 2023 was composed of interest expense.

For the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 our interest expense decreased by $243,379, or 53%, from $462,601 to $219,222. The decrease was primarily a result from $377,054 less in debt discount amortization from the Company’s convertible notes partially offset by $123,868 of additional interest expense due to the default interest on the Company’s convertible note payables in default.

Net Loss

For the nine months ended September 30, 2024 and 2023 we had a net loss of $1,356,761 and $890,386, respectively.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of September 30, 2024, we had $202,358 in cash and cash equivalents compared to $279,134 at December 31, 2023, a decrease of $76,776 resulting primarily from cash used in our operations. As of September 30, 2024, we had undiscounted obligations in the amount of approximately $1.3 million relating to the payment of indebtedness due within one year.

As of September 30, 2024, we had a working capital deficiency of $4,798,602 down from a working capital deficiency of $3,968,589 as of December 31, 2023. At September 30, 2024 our current assets were $203,058 and consisted almost entirely of cash. At September 30, 2024 our current liabilities were $5,001,660 and consisted predominantly of related party accrued expenses, convertible notes payable, and shares to be issued. We had an accumulated deficit of $10,317,742 as of September 30, 2024, an increase from an accumulated deficit of $8,960,981 as of December 31, 2023.

Our monthly operating costs averaged approximately $27,000 per month for the nine months ended September 30, 2024, excluding capital expenditures. We did not have capital expenditures during the nine months ended September 30, 2024. We plan to fund our operations with our cash on hand and additional financing.

Cash Flows

	Nine Months Ended September 30,
	2024	2023
Net cash used in operating activities	$(241,776)	$(68,914)
Net cash provided by investing activities	-	-
Net cash provided by financing activities	165,000	-
Net decrease in cash	$(76,776)	$(68,914)

Operating activities used net cash of $241,776 for the nine months ended September 30, 2024, as compared to using net cash of $68,914 for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, cash used in operating activities was primarily driven by our net loss of $1,356,761; offset primarily by amortization expense, the increase in related party accrued expenses, the increase in accrued interest, and the increase in accounts payable and accrued expenses. For the nine months ended September 30, 2023, cash used in operating activities was primarily driven by our net loss of $890,386; offset primarily by the amortization of debt discounts, and the increase in related party and non-related party accrued expenses.

Investing activities used net cash of $0 for the nine months ended September 30, 2024, and 2023. Financing activities produced cash flows of $165,000 and $0 for the nine months ended September 30, 2024, and 2023, respectively. We did not pay any cash for interest or for income taxes during the nine months ended September 30, 2024 and 2023.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. Our ability to continue our operations as a going concern is dependent on management’s plans. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

For the nine months ended September 30, 2024, the Company incurred a net loss of $1,356,761, had negative cash flows from operations of $241,776 and may incur additional future losses. At September 30, 2024, the Company had total current assets of $203,058 and total current liabilities of $5,001,660, resulting in a working capital deficit of $4,798,602. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after that date that the consolidated financial statements are issued.

The Company’s existence is dependent upon our ability to develop profitable operations. We are devoting substantially all of our efforts to developing the Company’s business and raising capital and there can be no assurance that our efforts will be successful. No assurance can be given that our actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Principal Accounting Officer, evaluated the effectiveness of our disclosure controls and procedures as of September 30, 2024. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. As a result of a material weakness in our internal control over financial reporting, our Chief Executive Officer and Principal Accounting Officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of September 30, 2024, with no change in internal control procedures during the quarter.

Results of Operations

Years Ended December 31, 2023 and 2022

Sales and Cost of Sales

We did not have any revenue or cost of revenue from continuing operations for the years ended December 31, 2023 and 2022.

Operating Expenses from Operations

Operating expenses from operations for the years ended December 31, 2023 and 2022, consisted solely of general and administrative expenses. General and administrative expenses consisted primarily of consulting fees, stock-based compensation, board compensation, and legal and professional services. For the year ended December 31, 2023 compared to the year ended December 31, 2022 our general and administrative expense decreased by $1,119,612, or 64%, from $1,736,336 to $616,724. The decrease in general and administrative expenses was the result of decreased stock compensation expenses and decreased compliance costs resulting from cost saving initiatives that we implemented.

Other Expense

Other expense for the years ended December 31, 2023 and 2022 was composed of interest expense and interest expense from related parties.

For the year ended December 31, 2023 compared to the year ended December 31, 2022 our interest expense decreased $298,707, or 35%, from $863,330 to $564,623. The decrease primarily resulted from a lowered rate of debt discount amortization from the Company’s convertible notes. However, the decrease was offset by an increased interest expense due to the default interest accrued on the Company’s note payables in default.

For the year ended December 31, 2023 compared to the year ended December 31, 2022 our interest expense from related parties decreased $7,203, or 100%, from $7,203 to $0. The decrease was a result of the repayment of the Company’s related party convertible note payables during the year ended December 31, 2022.

Net Loss

For the years ended December 31, 2023 and 2022 we had a net loss of $1,181,347 and $2,611,869, respectively.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of December 31, 2023, we had $279,134 in cash and cash equivalents compared to $385,899 at December 31, 2022, a decrease of $106,765 resulting primarily from operating expenses. As of December 31, 2023, we had undiscounted obligations in the amount of approximately $1.1 million relating to the payment of indebtedness due within one year.

As of December 31, 2023, we had a working capital deficiency of $3,968,589 down from a working capital deficiency of $378,614 as of December 31, 2022. At December 31, 2023 our current assets were $279,134 and consisted solely of cash. At December 31, 2023 our current liabilities were $4,247,723 and consisted predominantly of accrued interest, convertible notes payable, and shares to be issued. We had an accumulated deficit of $8,960,981 as of December 31, 2023, an increase from an accumulated deficit of $7,779,634 as of December 31, 2022.

Our monthly operating costs averaged approximately $36,000 per month for the year ended December 31, 2023, excluding capital expenditures. We did not have capital expenditures during the year ended December 31, 2023. However, we did acquire new intangible assets in exchange for the issuance of preferred shares. We plan to fund our operations with our cash on hand and additional financing.

Cash Flows

	Years Ended December 31,
	2023	2022
Net cash used in operating activities	$(106,765)	$(656,620)
Net cash provided by investing activities	-	-
Net cash used in financing activities	-	(225,000)
Net decrease in cash	$(106,765)	$(881,620)

Operating activities used net cash of $106,765 for the year ended December 31, 2023, as compared to using net cash of $656,620 for the year ended December 31, 2022. For the year ended December 31, 2023, cash used in operating activities was primarily driven by our net loss of $1,181,347; offset primarily by the amortization of debt discounts, the increase in related party accrued expenses, and the increase in accounts payable and accrued expenses. For the year ended December 31, 2022, cash used in operating activities was primarily driven by our net loss of $2,611,869; offset primarily by stock-based compensation, the amortization of debt discounts, and the increase in accounts payable and accrued expenses.

Investing activities used net cash of $0 for the years ended December 31, 2023 and 2022. Cash used in financing activities was $0 and $225,000 for the years ended December 31, 2023, and 2022, respectively. We did not pay any cash for income taxes during the years ended December 31, 2023 and 2022. Cash paid for interest was $0 and $17,542 for the years ended December 31, 2023 and 2022, respectively.

Our consolidated financial statements have been prepared assuming we will continue as a going concern. Our ability to continue our operations as a going concern is dependent on management’s plans, which includes successfully integrating Mycotopia Therapies, Inc. which was acquired subsequent to December 31, 2020. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

COMPLETION OF ACQUISITION OF DISPOSITION OF ASSETS

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc. (see Note 10).

On May 18, 2022, Company entered into an Agreement and Plan of Merger (the “Agreement”) whereby the Company was to merge with a wholly owned subsidiary of PSLY.com. Simultaneously E.iVentures, Inc. (“E.i”) was to merge with a separate wholly owned subsidiary of PSLY.com.

On February 16, 2023, the parties to the Agreement mutually agreed to terminate the Agreement and release each other. The preceding description of the termination is qualified in its entirety by reference to the Termination of Agreement and Plan of Merger dated February 16, 2023 and filed as an exhibit to the Company’s Current Report on Form 8-K filed February 22, 2023

On November 28, 2023, Company entered into an Asset Sale and Purchase Agreement (the “Asset Purchase Agreement”) and Intellectual Property Assignment Agreement (the “IP Assignment”) with Philon Labs, LLC (“Philon Labs”) for the acquisition of certain assets of Philon Labs including the intellectual property related to its “Phill Robot” and “Milky Way” products.

In consideration for the acquisition of the Assets, Aibotics  issued a new class of Preferred Stock (the “Preferred Stock”) with a face value of $2,000,000, convertible into shares of the Company’s Common Stock (the “Common Stock”). All shares of Preferred Stock and Common Stock issued in conjunction with the transaction will be “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. To date, the Company has generated no revenues, experienced negative operating cash flows and has incurred operating losses since inception. Management expects the Company to continue to fund its operations primarily through the issuance of debt or equity.

For the nine months ended September 30, 2024, the Company incurred a net loss of $1,356,761, had negative cash flows from operations of $241,776 and may incur additional future losses. At September 30, 2024, the Company had total current assets of $203,058 and total current liabilities of $5,001,660, resulting in a working capital deficit of $4,798,602. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after that date that the consolidated financial statements are issued.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the Company will be successful in its effort to secure additional equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the notes to our September 30, 2024, financial statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We cannot assure that actual results will not differ from those estimates.

Sales and Cost of Sales

We did not have any revenue or cost of revenue from operations for the nine months ended September 30, 2024 and 2023.

Income Taxes

We adopted ASC Topic 740-10-25, Income Taxes—Recognition, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC Topic 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC Topic 740-10-25.

Share-based Expenses or Stock Based Compensation

We follow ASC Topic 718, Compensation–Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee and non-employee services are acquired. Share-based payments to employees and non-employees, including grants of stock options, are recognized as compensation expense in the financial statements based on their fair values on the grant date. That expense is recognized over the period required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Recently Issued Accounting Pronouncements

We are subject to recently issued accounting standards, accounting guidance and disclosure requirements. For a description of these new accounting standards, see Note 3, “Summary of Significant Accounting Policies,” of the Notes to our Unaudited Condensed Consolidated Financial Statements contained in Item 1 of Part I of this Quarterly Report on Form 10-Q, which is incorporated herein by reference.

Basic and Diluted Net Loss Per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period before giving effect to stock options, stock warrants, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to dilutive common stock equivalents. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. The common stock equivalents not included in the computation of earnings per share because the effect was antidilutive, were related to convertible debt and totaled 1,819,217 and 1,286,248 shares for the nine months ended September 30, 2024 and 2023, respectively, and the outstanding warrants that totaled 333,333 and 1,211,091 shares for the nine months ended September 30, 2024 and 2023, respectively.

Off-Balance Sheet Arrangements

We do not have any off -balance sheet arrangements.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Business Overview

Aibotics promotes the study of psychedelics for the treatment of mental health issues and supports the creation of both natural and synthetic molecules for the development of appropriate treatments. Through its investment in Psychedelitech, it sponsors conferences regarding the legal psychedelics industry. Aibotics also intends to deploy technology form its parent company, Ehave Inc., in the collection of research and clinical data to further the study the effect of psychedelics in the treatment of mental health issues.

History

Aibotics Inc., a Nevada corporation (the “Company”), was incorporated in the State of Nevada on January 21, 2000, under the name RM Investors, Inc. In March 2014, under the terms of an Exchange Agreement and Plan of Reorganization, we acquired 100% of the issued and outstanding shares of our subsidiary 20/20 Produce Sales, Inc., an Idaho corporation that was incorporated on December 22, 1994. On March 26, 2014, we amended and restated our articles of incorporation to increase our authorized shares of common stock to 100,000,000 shares, par value $0.001, and to authorize 5,000,000 shares of preferred stock, par value $0.001. In connection with this reorganization, we obtained a new CUSIP number for our common stock, FINRA approval of our name change from RM Investors, Inc. to 20/20 Global, Inc., and a new trading symbol for our shares on the OTC marketplace and effected a 2-for-1 forward split of the then issued and outstanding shares of our common stock.

In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation, Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave, Inc., and the former and current directors of 20/20 Global that provide for the 20/20 Global’s purchase of all of the outstanding stock of Mycotopia Therapies, Inc. from Ehave, Inc. In May 2021, we changed our name to Mycotopia Therapies Inc. On August 9, 2024, we increased our authorized Common shares to 467,000,000 common shares. On February 3, 2025, we changed our name to Aibotics, Inc. and our trading symbol to AIBT. On March 14, 2025, the Company’s board approved an increase in the company’s common shares to 7,500,000,000.

We have two subsidiaries, Mycotopia Therapies Inc., a Florida corporation, and NPD Genius, LLC, a Florida limited liability company. Our board of directors consists of Ben Kaplan and Mark Croskey.

AIBotics leverages AI and robotics to develop innovative solutions that address real-world challenges. Its flagship products include the Phill Robot™, an AI-powered massage robot that delivers spa-quality care with IoT integration, and Milkyway, a smart refrigerator that simplifies breast milk storage with automated organization and app connectivity.

References to “us,” “we,” “our,” and correlative terms refer to Aibotics, Inc. and our wholly owned subsidiary, NPD Genius, LLC, a Florida limited liability company and Mycotopia Therapies, Inc., a Florida corporation, through which we conducted our activities.

Business Strategy and Market

On November 28, 2023, Aibotics Inc. entered into an Asset Sale and Purchase Agreement (the “Asset Purchase Agreement”) and Intellectual Property Assignment Agreement (the “IP Assignment”) with Philon Labs, LLC (“Philon Labs”) for the acquisition of certain assets of Philon Labs including the intellectual property related to its “Phill Robot” and “Milky Way” products.

With this acquisition Aibotics shifted its focus to the use of artificial intelligence in robotics to improve quality of life.

Phill Robot and Milkyway

The Phill Robot, our flagship AI-powered massage robot uses advanced AI algorithms to learn and adapt to user preferences for a bespoke massage experience. With its range of massage accessories, this compact home wellness system signifies a leap in the wellness industry.

Phill Robot is the first massage, scratch, and caress robot featuring cutting-edge AI technology, poised to redefine the massage experience by bringing unparalleled convenience to the user's bedside. This innovative creation takes the approach to relaxation and stress relief to the next level, delivering a personalized and spa-quality massage within the confines of one's home. Phill embodies the essence of a "massage-on-demand" experience.

Phill boasts a patented deployment system with a foldable, long-range arm. It has a 35-inch range and 15-pound massage force, and it is AI-controlled with a wide variety of massage patterns. When in a folded and stored state, it seamlessly serves as a stylish nightstand adjacent to your bed.

The Milkyway, a innovative smart refrigerator for breast milk storage, epitomizes our commitment to addressing real-world challenges. Its automated vertical rotating system and stylish design cater to modern parenting needs. Milkyway features a pioneering patent-pending vertical rotating storage system that efficiently organizes bags by date and ounces, ensuring even freezing. It is fully customizable with a sleek design adaptable to any kitchen or room, and the standard version accommodates up to 99 breast milk storage bags. For larger capacities, a customized version can store 120+ bags, making it ideal for hospitals and nursing rooms. The Milkyway app offers real-time updates on freezing temperature and milk inventory, aiding in monitoring the baby's breastfeeding habits and schedules.

Material Contracts

On February 16, 2023, the parties to the Agreement mutually agreed to terminate the Agreement and release each other. The preceding description of the termination is qualified in its entirety by reference to the Termination of Agreement and Plan of Merger dated February 16, 2023 and filed as an exhibit to the Company’s Current Report on Form 8-K filed February 22, 2023.

On November 28, 2023, Aibotics Inc. (the “Company”) entered into an Asset Sale and Purchase Agreement (the “Asset Purchase Agreement”) and Intellectual Property Assignment Agreement (the “IP Assignment”) with Philon Labs, LLC (“Philon Labs”) for the acquisition of certain assets of Philon Labs including the intellectual property related to its “Phill Robot” and “Milky Way” products.

In consideration for the acquisition of the Assets, Aibotics will issue a new class of Preferred Stock (the “Preferred Stock”) with a face value of $2,000,000, convertible into shares of the Company’s Common Stock (the “Common Stock”). All shares of Preferred Stock and Common Stock issued in conjunction with the transaction will be “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

The Company also entered into employment agreements that have revenue-based incentives connected to sales generated by the assets acquired. The incentives could result in the employees receiving up to $7,000,000 of the Preferred Stock over a three-year period.

Government Regulation

The Phill Robot and Milkyway are not subject to FDA regulation and are not marketed as medical devices. They are, however, subject to regulation that covers all consumer products. The Consumer Product Safety Commission (CPSC) regulates mechanical, electrical, and fire hazards in consumer robots. Therefore, our products must comply with 16 CFR Part 1200+: Electrical safety and mechanical risk standards.

Employees

The Company’s only full-time employee is its CEO who is also the CEO of Ehave Inc., of which the Company is a majority owned subsidiary.

LEGAL PROCEEDINGS

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name	Age	Position with the Company	With the Company Since
Ben Kaplan (1)	53	President, Chief Executive and Financial Officer, Director	Since 2021
Mark Croskery (1)	50	Director	Since 2021

The business address of our officers and directors is c/o Aibotics, Inc., 100 SE 2nd St., Suite 2000, Miami, Florida 33131.

(1) Ben Kaplan was appointed as director and CEO and Mark Croskery was appointed as a director on January 20, 2021. Mark Williams and Colin Gibson resigned their respective positions on the same date.

Biographies

Benjamin Kaplan

Benjamin Kaplan, 53, has served as Ehave’s chief executive officer for the past 16 months and as chairman of its board of directors since June 2020. Mr. Kaplan has been an entrepreneur working for over 20 years in the financial sector. He has conducted his various investment activities out of New York City. Mr. Kaplan has invested in many companies both public and private, with a focus on international growth and potential for a global presence. In 2014, Mr. Kaplan was a founder and board member of Kaya Jamaica, Inc., a large cannabis company in the Caribbean (growkaya.com). In 2014, Mr. Kaplan invested in Surna (OTCQB: SRNA), a global HVAC company that provides engineering for and builds high technology facilities. In 2015, Mr. Kaplan invested in Kalytera (TSX: KALY), an Israeli botanical-based pharma company conducting research to determine cures for various illnesses, including a phase two trial for a cure for GVHD (graft versus host disease). In 2018, he assembled a 30,000 strong sales force in over 20 countries for Stemtech.com., a multi-level marketing company from south Florida. With a group of investors, they purchased the company out of bankruptcy, and Mr. Kaplan currently sits on the board of Stemtech. In 2018, Mr. Kaplan formed a partnership with others to invest in Sensi Magazine, which is published in several countries, to expand the botanical lifestyles of unique destinations globally.

Mark Croskery

Mark Croskery, 50, has 15 years of experience in financial services, wealth management, investment banking, and private equity in Jamaica and the Caribbean as a trusted advisor to many businesses and individuals. Mr. Croskery founded Croskery Capital Limited in September 2019, a boutique financial consulting company in Jamaica offering financial consulting and related services, and he currently serves as its chief executive officer and chairman of its board of directors. The company focuses on assisting corporations with strategy, building a board of directors, recruiting and aligning corporate executives (C-suite team), and troubleshooting financial accounting and operational business issues. From April 2018 to August 2019, Mr. Croskery was chief executive officer of SSL Growth Equity Limited (SSL Grow), Bridgetown, Barbados, which operated as an International Business Company in Barbados with most of its investments held in Jamaica and the Cayman Islands. At SSL Grow, Mr. Croskery was responsible for creating vision and strategy for the company’s equity, credit, and income initiatives. From May 2007 to March 2018, Mr. Croskery was president and chief executive officers of Stocks and Securities Ltd (“SSL”), Kingston, Jamaica, where he was responsible for the strategic direction and business development of the Investment Advisory Organization – Private Wealth Management, Financial Planning and Money Management, as a licensed securities dealer and member/ dealer. At SSL, Mr. Croskery provided leadership to the company’s operating team and led the sale of the company’s repurchase agreement book of business in November 2013, totaling in excess of $2 billion in assets and liabilities. Mr. Croskery obtained a Master of Science degree in Global Financial Analysis, in June 2004, from Elkin B. Callum, Graduate School of Business, Bentley College, Waltham, MA, and a Bachelor of Science degree in Finance-Accounting in May 2003, from Bentley College, Waltham, MA.

Significant Employees

We currently have one employee, who is also our chief executive officer.

Family Relationships

There are no family relationships among our current and incoming officers, directors or persons nominated for such positions.

Involvement in Certain Legal Proceedings

During the past ten years no current or incoming director, executive officer, promoter or control person of the Company has been involved in the following:

(1)A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(1)Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(2)Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.Engaging in any type of business practice; or

iii.Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(3)Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(4)Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(5)Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(6)Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.Any Federal or State securities or commodities law or regulation; or

ii.Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(7)Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the U.S. Securities and Exchange Commission since our registration statement on Form 10 became effective, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer, which was previously filed with the Securities and Exchange Commission.

Committees of the Board of Directors

We currently do not have nominating, compensation, or audit committees or committees performing similar functions and we do not have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Nominating and Corporate Governance Committee

We do not have a nominating and corporate governance committee. Our board of directors performed the functions associated with a nominating committee. Generally, nominees for directors are identified and suggested by the members of our board of directors or management using their business networks. Our board of directors has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. We have elected not to have a nominating committee because we are an development stage company with limited operations and resources.

Our board of directors does not have a written policy or charter regarding how director candidates are evaluated or nominated for our board of directors. Additionally, our board of directors has not created particular qualifications or minimum standards that candidates for our board of directors must meet. Instead, our board of directors considers how a candidate could contribute to our business and meet our needs and those of our board of directors. As we are an development stage company, our board of directors will not consider candidates for director recommended by our stockholders, and we have received no such candidate recommendations from our stockholders.

Compensation Committee

We currently do not have a compensation committee. However, our board of directors may establish a compensation committee once we are no longer in the development stage, which would consist of inside directors and independent members. Until a formal committee is established, our board of directors will continue to review all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation.

Audit Committee

We currently do not have nominating, compensation, or audit committees or committees performing similar functions and we do not have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Related Party Transactions and Director Independence

Currently, there are no contemplated transactions that the Company may enter into with our current or incoming officers, directors or affiliates. If any such transactions are contemplated, we will file such disclosure in a timely manner with the Commission on the proper form so that any such transaction is available for the public to view. Notwithstanding the forgoing, it is anticipated that the Company will enter into transactions with Ehave Inc., who owns a majority of our common stock, to use certain of their technology.

The Company currently has no formal written employment agreement or other contracts with officers and directors and there is no assurance that the services to be provided by them will be available for any specific length of time in the future. The amounts of compensation and other terms of any full-time employment arrangements would be determined, if and when, such arrangements become necessary.

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). OTC Markets Pink Tier on which shares of our common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Under the definition of independent directors found in Nasdaq Rule 5605(a)(2), which is the definition we have chosen to apply, only Mark Croskery is an independent director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer and each of our three most highly compensated other executive officers or persons who were serving in such capacities during the preceding fiscal year (“Named Executive Officers”):

							Change
							in
							Pension
							Value
						Non	and Non-
						Equity	Qualified
	Year					Incentive	Deferred	All
	Ended			Stock	Option	Plan	Compensation	Other
Name and Principal	Dec.	Salary	Bonus	Award(s)	Awards	Compen-	Earnings	Compensation	Total
Position	31	($)	($)	($)	($)	sation	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ben Kaplan	2023	$288,000	-	-	635	-	-	-	$288,635
President and CEO	2022	$288,000	-	-	148,417	-	-	-	$436,417

Executive Employment Agreements

Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) Consulting Agreement with the CEO

On November 17, 2021, Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.), entered into an Executive Consulting Agreement (the “Mycotopia Consulting Agreement”), with Benjamin Kaplan (“BK”) to serve as the Company’s CEO for an initial term of 36 months. As of December 31, 2023 and 2022, the Company had cash compensation outstanding as accrued expense - related party due to the Mycotopia Consulting Agreement of $576,000 and $288,000, respectively. During the years ended December 31, 2023 and 2022, the Company recognized $635 and $148,417, respectively, of stock-based compensation from Warrants issued in connection with the Mycotopia Consulting Agreement. The Company records stock-based compensation on the consolidated income statement as general and administrative expense.

Significant terms of the Mycotopia Consulting Agreement are as follows:

Annual Base Consulting Fee

Every calendar month the Company will pay the CEO a consulting fee of $28,000, with an annual total fee of $288,000.

Bonus Compensation Milestones

BK was granted a Warrant to purchase that number of shares of Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) common stock equal to 5% of the issued and outstanding Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) common shares, on a fully diluted basis. The Warrant had an exercise price of $0.01 per share and expired on November 16, 2023.

During the years ended December 31, 2023 and 2022, the Company issued 1,922 and 63,718, respectively, vested Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) warrant shares in accordance with the Warrant valued at $635 and $148,417, respectively (see Note 7 – Stockholders’ Equity).

The Company will pay the CEO a bonus in Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) restricted stock or restricted stock units based on the following EBITDA milestones. As of December 31, 2023, no EBITDA milestones were met, and no amounts have been recorded for the bonus milestones.

Bonus	EBITDA Milestones
$100,000	1st $1,000,000
$100,000	2nd $1,000,000
$100,000	3rd $1,000,000
$100,000	4th $1,000,000
$100,000	5th $1,000,000

The Company will pay the CEO a bonus in restricted stock or restricted stock units based on the following Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) market capitalization by maintaining the below market cap for Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) for a period of 22 consecutive trading days:

Bonus (Shares)	Market Capitalization Milestone
250,000	$30,000,000
250,000	$40,000,000
250,000	$60,000,000
250,000	$80,000,000
250,000	$100,000,000

Stock Grants – Significant Transactions

Upon the Company closing a Significant Transaction, the CEO shall be granted shares of Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) common stock or a new series of Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) preferred shares that is convertible into Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) common stock equal to 5% of the value of all the consideration, including any stock, cash or debt of such completed transaction. A “Significant Transaction” shall mean a financing of at least $500,000 or the closing of an acquisition with a valuation of at least $1,000,000 for Aibotics. During the years ending December 31, 2023 and 2022, the Company did not grant any shares in relation to a Significant Transaction.

Outstanding Equity Awards at Fiscal Year End

Other than pursuant to the Kaplan Agreement, we do not have any outstanding equity awards, pension plans, or other pension benefits, and there are no potential change-of-control payouts to any person.

Other than pursuant to the Kaplan Agreement, we do not provide any long-term incentives, any stock options or awards, or any kind of additional equity awards.

Director Compensation

Two members of our board of directors received compensation during the current fiscal year. The two board members received a total compensation of $100,000 and $60,000 per annum, paid in equal quarterly installments respectively. The payment can be made in either cash or shares of the Company’s common stock. In 2023 and 2022, the company incurred expenses of $160,000 and $160,000, respectively. Effective July 15, 2024, the Company adopted the “Mycotopia Therapies Inc. 2024 Equity Incentive Plan” (the “2024 Plan”). The 2024 Plan is effective through July 14, 2034, and limits the number of shares that may be issued pursuant to the 2024 Plan to 50,000,000 shares of common stock. On September 13, 2024, the Company filed a Form S-8 registration statement which includes the “Mycotopia Therapies Inc. 2024 Equity Incentive Plan” (the “2024 Plan”). As of September 30, 2024, there have not been any stock-based compensation issuances under the 2024 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information is set forth below for any transaction during the three years ended December 31, 2020, to which we were a party and in which any of our officers and directors or any holder of more than 10% of any class of our stock had or is deemed to have a material interest.

Notes Payable – Related Parties

On January 30th, 2024, the Company signed an agreement with a major shareholder for a $165,000 note payable. The note accrues interest at a rate of 1.75% compounded annually and has a maturity date of January 30, 2025 (Note 6 – Promissory and Convertible Notes). The note had interest expense of $728 and $1,930 for the three and nine months ended as of September 30, 2024, respectively. As of September 30, 2024, the Company had recorded accrued interest of $1,930 related to the note within accrued interest on the Condensed Consolidated Balance Sheet.

Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) Consulting Agreement with the CEO

On November 17, 2021, Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) entered into an Executive Consulting Agreement (the “Mycotopia Consulting Agreement”), with Benjamin Kaplan (“BK”) to serve as the Company’s CEO for an initial term of 36 .months. As of September 30, 2024 and December 31, 2023, the Company had cash compensation outstanding as accrued expense - related party due to the Mycotopia Consulting Agreement of $792,000 and $576,000, respectively. During the nine months ended September 30, 2024 and 2023, the Company recognized stock-based compensation of $0 and $635, respectively, from Warrants issued in connection with the Mycotopia Consulting Agreement. During the three months ended September 30, 2024 and 2023, the Company recognized stock-based compensation of $0 and $635, respectively, from Warrants issued in connection with the Mycotopia Consulting Agreement.  The Company records stock-based compensation on the consolidated income statement as general and administrative expense.

Significant terms of the Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) Consulting Agreement are as follows:

Annual Base Consulting Fee

Every calendar month the Company pays the CEO a consulting fee of $24,000, with an annual total fee of $288,000.

Bonus Compensation Milestones

The CEO was granted a Warrant to purchase that number of shares of Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) common stock equal to 5% of the issued and outstanding Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) common shares, on a fully diluted basis. The Warrant had an exercise price of $0.01 per share and expired on November 16, 2023.

During the year ended December 31, 2023, the Company issued 1,922 vested Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) warrant shares in accordance with the Warrant valued at $635 (see Note 7 – Stockholders’ Equity).

The Company will pay the CEO a bonus in Aibotics, Inc. (formerly, Mycotopia Therapies, Inc.) restricted stock or restricted stock units based on the following EBITDA milestones. As of September 30, 2024, no EBITDA milestones were met, and no amounts have been recorded for the bonus milestones.

Bonus	EBITDA Milestones
$100,000	1st $1,000,000
$100,000	2nd $1,000,000
$100,000	3rd $1,000,000
$100,000	4th $1,000,000
$100,000	5th $1,000,000

The Company will pay the CEO a bonus in restricted stock or restricted stock units based on the following Aibotics market capitalization by maintaining the below market cap for Aibotics for a period of 22 consecutive trading days:

Bonus (Shares)	Market Capitalization Milestone
250,000	$30,000,000
250,000	$40,000,000
250,000	$60,000,000
250,000	$80,000,000
250,000	$100,000,000

Stock Grants – Significant Transactions

Upon the Company closing a Significant Transaction, the CEO shall be granted shares of Aibotics common stock or a new series of Aibotics preferred shares that is convertible into Aibotics common stock equal to 5% of the value of all the consideration, including any stock, cash or debt of such completed transaction. A “Significant Transaction” shall mean a financing of at least $500,000 or the closing of an acquisition with a valuation of at least $1,000,000 for Aibotics. As of September 30, 2024 and December 31, 2023, the Company had not granted any shares in relation to a Significant Transaction.

As of September 30, 2024 and December 31, 2023, there are no amounts accrued related to the bonuses.

Board Compensation

As of September 30, 2024 and December 31, 2023, the Company had accrued expenses from board compensation of $325,000 and $250,000, respectively. Accrued board compensation is included as part of Accounts payable and accrued expenses on the consolidated balance sheets.

Director Independence

Under the definition of independent directors found in Nasdaq Rule 5605(a)(2), which is the definition we have chosen to apply, only Mark Croskery is an independent director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of December 31, 2022, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers (defined as any person who was principal executive officer during the preceding fiscal year and each other highest compensated executive officers earning more than $100,000 during the last fiscal year) and directors; and (iii) our directors and Named Executive Officers as a group, based on 14,896,791 shares of common stock outstanding:

Name of Person or Group(1)	Nature of Ownership	Amount	Percent

Principal Stockholders:
Ehave Inc.[2]	Common stock	9,793,754	65.7%

Directors:

Ben Kaplan[2]	Common Stock	250,000	1.7%
Mark Croskery	Common Stock	16,912	<1%
All Executive Officers and Directors as a Group (1 persons):	Common Stock	266,912	1.8%

Mark D. Williams	Common stock	999,997	6.7%

_______________

(1) Address for all stockholders is 100 NE 2nd St., Suite 2000, Miami, FL 33131

(2) Ben Kaplan is the CEO of Ehave Inc., but disclaims any beneficial ownership of the shares held by Ehave

During the fiscal year December 31, 2021, Ehave, Inc. purchased 9,793,754 shares of common stock in the aggregate from The Robert and Joanna Williams Trust, Mark Williams and Colin Gibson. Following the transaction, Mark Williams continued to hold 999,997 shares of common stock.

The persons named in the above table have sole voting and dispositive power respecting all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the U.S. Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more stockholder, as the case may be, has furnished the information respecting beneficial ownership.

DESCRIPTION OF SECURITIES

General

Our common shares are quoted on the Pink Open Market under the symbol “AIBT.” Our common shares trade and have traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. Broker-dealers often decline to trade in over-the-counter stocks that are quoted on the Pink Open Market given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common shares by reducing the number of potential investors. This may make it more difficult for investors in our common shares to sell shares to third parties or to otherwise dispose of their shares. This could cause our share price to decline, and there is no assurance that there will be liquidity in our common shares.

In addition, The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Articles of Incorporation

We are governed by our amended articles of incorporation (the “Articles”) under Nevada law (the “Act”) and by our by-laws (the “By-laws”).

We are authorized to issue 7,500,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Stock options

Other than pursuant to the Kaplan Agreement, we do not provide any long-term incentives, any stock options or awards, or any kind of additional equity awards.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized to issue up to 7,500,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of February 3, 2025, we had 42,190,903 shares of common stock issued and outstanding and no shares of preferred stock were issued and outstanding.

Each share of common stock entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of the stockholders. All of our common stock is of the same class and has the same rights and preferences. Our capital stock is issued as fully paid, and the private property of the stockholders is not liable for our debts, obligations, or liabilities. Our fully paid stock is not liable to any further call of assessment.

Holders of our common stock are entitled to receive the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution, or winding up of our company, holders of our common stock would be entitled to distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the U.S. Securities and Exchange Commission since our registration statement on Form 10 became effective, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Jonathan D. Leinwand, Esq.

EXPERTS

The Company engaged the independent registered public audit firm, Fruci & Associates II, PLLC, to perform the audit for the year ended December 31, 2023. Pinnacle has audited our financial statements included in this offering statement to the extent and for the periods set forth in their audit reports. Their report is included in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into their Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Ben Kaplan - at our executive offices. The telephone number is (954) 233-3511. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

Financial Statements - Table of Contents

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AIBOTICS, INC

FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC

September 30, 2024

Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2024 (unaudited) and December 31, 2023	F-2
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2024 and 2023 (unaudited)	F-3
Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2024 and 2023 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2024 and 2023 (unaudited)	F-5
Notes to the Unaudited Condensed Consolidated Financial Statements	F-6

AIBOTICS, INC FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2024 (UNAUDITED) AND DECEMBER 31, 2023

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$202,358	$279,134
Prepaid expenses	700	-
Total Current Assets	203,058	279,134

NON-CURRENT ASSETS:
Property and equipment, net	-	498
Intangible assets, net	1,439,781	1,939,781
TOTAL ASSETS	$1,642,839	$2,219,413

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$495,073	$341,358
Accrued interest	449,587	239,714
Accrued expenses – related party	792,000	576,000
Convertible note payable, net of debt discount	1,100,000	1,090,651
Notes payable – related party	165,000	-
Shares to be issued	2,000,000	2,000,000
TOTAL LIABILITIES	5,001,660	4,247,723

Commitments and contingencies (Note 9 – Commitments and Contingencies)	-	-

MEZZANINE EQUITY
Series B Preferred stock, $0.001 par value; 1,500,000 shares authorized at September 30, 2024 and December 31, 2023; 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023; liquidation preference of $0 as of September 30, 2024 and December 31, 2023	-	-

STOCKHOLDERS’ DEFICIT
Preferred stock, 5,000,000 shares authorized:
Series A Preferred Stock, $0.001 par value, 1 and 0 shares authorized at September 30, 2024 and December 31, 2023, respectively; 1 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	-	-
Common stock, $0.001 par value; 467,000,000 and 100,000,000 shares authorized at September 30, 2024 and December 31, 2023, respectively; 5,481,619 and 14,896,791 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively	5,482	14,897
Additional paid in capital	6,953,439	6,917,774
Accumulated deficit	(10,317,742)	(8,960,981)
TOTAL STOCKHOLDERS’ DEFICIT	(3,358,821)	(2,028,310)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$1,642,839	$2,219,413

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIBOTICS, INC

FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Nine Months Ended		For the Three Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

OPERATING EXPENSE
General and administrative	$1,137,539	$427,785	$385,257	$165,421
TOTAL OPERATING EXPENSES	1,137,539	427,785	385,257	165,421

NET LOSS FROM OPERATIONS	(1,137,539)	(427,785)	(385,257)	(165,421)

OTHER EXPENSE
Interest expense	(219,222)	(462,601)	(74,887)	(143,279)
TOTAL OTHER EXPENSE	(219,222)	(462,601)	(74,887)	(143,279)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	$(1,356,761)	$(890,386)	$(460,144)	$(308,700)
Provision for income taxes	-	-	-	-

NET LOSS	$(1,356,761)	$(890,386)	$(460,144)	$(308,700)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.11)	$(0.06)	$(0.06)	$(0.02)

AVERAGE NUMBER OF COMMON SHARE OUTSTANDING – BASIC AND DILUTED	12,665,932	14,879,756	8,103,952	14,896,791

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIBOTICS, INC FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC
CONDENSED CONSOLIDATED STATEMENT OF MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

	Series B		Series A
	Preferred Shares		Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Total
Balance as of December 31, 2023	-	$-	-	$-	14,896,791	$14,897	$6,917,774	$(8,960,981)	$(2,028,310)
Net loss for the three months ended, March 31, 2024	-	-	-	-	-	-	-	(425,942)	(425,942)
Balance as of March 31, 2024	-	-	-	-	14,896,791	14,897	6,917,774	(9,386,923)	(2,454,252)
Net loss for the three months ended, June 30, 2024	-	-	-	-	-	-	-	(470,675)	(470,675)
Balance as of June 30, 2024	-	-	-	-	14,896,791	14,897	6,917,774	(9,857,598)	(2,924,927)
Exchange of common stock for Series A Preferred Stock	-	-	1	-	(9,793,754)	(9,794)	9,794	-	-
Common stock issued to settle accounts payable and accrued expenses					378,582	379	25,871		26,250
Net loss for the three months ended, September 30, 2024	-	-	-	-	-	-	-	(460,144)	(460,144)
Balance as of September 30, 2024	-	$-	1	$-	5,481,619	$5,482	$6,953,439	$(10,317,742)	$(3,358,821)

	Series B		Series A				Additional
	Preferred Shares		Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2022	-	-	-	$-	14,858,357	14,857	6,873,429	$(7,779,634)	$(891,348)
Net loss for the three months ended March 31, 2023	-	-	-	-	-	-	-	(303,004)	(303,004)
Balance as of March 31, 2023	-	-	-	-	14,858,357	14,857	6,873,429	$(8,082,638)	$(1,194,352)
Stock based compensation	-	-	-	-	-	-	635	-	635
Common stock issued to settle accounts payable and accrued expenses	-	-	-	-	38,434	38	43,712	-	43,750
Net loss for the three months ended June 30, 2023	-	-	-	-	-	-	-	(278,682)	(278,682)
Balance as of June 30, 2023	-	-	-	-	14,896,791	14,895	6,917,776	$(8,361,320)	$(1,428,649)
Net loss for the three months ended September 30, 2023								(308,700)	(308,700)
Balance as of September 30, 2023	-	$-	-	$-	14,896,791	$14,895	$6,917,776	$(8,670,020)	$(1,737,349)

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIBOTICS, INC FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023 (UNAUDITED)

	For the Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,356,761)	$(890,386)
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation expense	498	747
Amortization expense	500,000	-
Stock based compensation	-	635
Amortization of debt discount	9,349	386,403
Changes in operating assets and liabilities:
Increase in prepaid expenses	(700)	-
Increase in accounts payable and accrued expenses	179,965	141,490
Increase in accrued interest	209,873	76,197
Increase in accrued expenses – related party	216,000	216,000
Net cash used in operating activities	(241,776)	(68,914)

Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable – related party	165,000	-
Net cash provided by financing activities	165,000	-

Net decrease in cash	(76,776)	(68,914)

Cash, beginning of period	279,134	385,899

Cash, end of period	$202,358	$316,985

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Common stock issued to settle accounts payable and accrued expenses	$26,250	$43,750
Exchange of common stock for Series A Preferred Stock	$9,794	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIBOTICS, INC

FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business Activity

The Company was incorporated in Nevada on January 21, 2000, under the name RM Investors, Inc. In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation (“Ehave”), Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave (“MYC”), and the former and current directors of 20/20 Global that provide for: (i) 20/20 Global’s purchase for $350,000 in cash of all of the outstanding stock of MYC from Ehave under a Stock Purchase Agreement, resulting in MYC becoming a wholly owned subsidiary of 20/20 Global; and (ii) the change of control of 20/20 Global’s board of directors and management under a Change of Control and Funding Agreement. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global common stock, which constitute approximately 75.77% of the then-issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust. As of September 30, 2024 Ehave owned one share of Series A Preferred Stock which granted it a voting interest of 75% of all votes for matters presented for stockholder vote to the stockholders of the Corporation.

On January 19, 2021, the above transaction closed. Because the former shareholder of Mycotopia Therapies, Inc. acquired 75.77% of the Company’s then-outstanding stock and there was a change in control of the board of directors, the transaction was accounted for as a reverse merger in which Mycotopia Therapies, Inc. was deemed to be the accounting acquirer and the Company the legal acquirer. Subsequent to the transaction, the Company changed its name from 20/20 Global, Inc. to Mycotopia Therapies, Inc.

As a result of the transaction, the historical consolidated financial statements of the Company for periods prior to the date of the transaction are those of Mycotopia Therapies, Inc., as the accounting acquirer, and all references to the consolidated financial statements of the Company apply to the historical financial statements of Mycotopia Therapies, Inc. prior to the transaction and the consolidated financial statements of the Company subsequent to the transaction.

On November 17, 2023, the Company created a new Florida-based subsidiary, NPD Genius, LLC (“NPD”).

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. To date, the Company has generated no revenues, experienced negative operating cash flows and has incurred operating losses since inception. Management expects the Company to continue to fund its operations primarily through the issuance of debt or equity.

For the nine months ended September 30, 2024, the Company incurred a net loss of $1,356,761, had negative cash flows from operations of $241,776 and may incur additional future losses. At September 30, 2024, the Company had total current assets of $203,058 and total current liabilities of $5,001,660, resulting in a working capital deficit of $4,798,602. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after that date that the consolidated financial statements are issued.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the Company will be successful in its effort to secure additional equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. We believe that the disclosures contained in these condensed financial statements are adequate to make the information presented herein not misleading. These condensed financial statements should be read in conjunction with the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC. The accompanying condensed financial statements are unaudited, but in the opinion of management contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2024, and the results of its operations and its cash flows for the nine months ended September 30, 2024 and 2023. The balance sheet as of December 31, 2023 is derived from the Company’s audited financial statements. The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2024.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, MYC and NPD. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our financial statements include, when applicable, disclosures of estimates, assumptions, uncertainties, and markets that could affect our financial statements and future operations.

Cash

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value. The Company maintains its cash balances with a bank whose balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company monitors the cash balances held in its bank accounts, and as of September 30, 2024, and December 31, 2023, did not have any concerns regarding cash balances which exceeded the insured amounts.

Property and Equipment, Net

Property and equipment are stated at cost. For financial reporting, we provide for depreciation using the straight-line method at rates based upon the estimated useful lives of the various assets. Depreciation expense was $498 and $747 for the nine months ended September 30, 2024, and 2023, respectively. The Company computes depreciation utilizing estimated useful lives, as stated below:

Property and Equipment, Net Categories	Estimated Useful Life
Equipment	3 Years

Management assesses property and equipment for impairment whenever there is an indicator of impairment. Impairment losses are evaluated if the estimated undiscounted cash flows from using the assets are less than carrying value. A loss is recognized when the carrying value of an asset exceeds its fair value. Management assessed and concluded that no impairment write-down would be necessary for the Company’s property and equipment as of September 30, 2024 and December 31, 2023.

Finite Long-lived Intangible Assets, Net

Finite long-lived intangible assets are recorded at their estimated fair value at the date of acquisition. Finite long-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the finite intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization. The Company acquired the finite intangible asset, intellectual property, as part of the Philon Labs asset acquisition during the year ended December 31, 2023 (Note 4 – Intangible Assets, Net).

Finite long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite long-lived intangible assets as of September 30, 2024, and December 31, 2023.

The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives, as stated below:

Intangible Assets, Net Categories	Estimated Useful Life
Intellectual property	3 Years

Fair Value of Financial Instruments

The Company accounts for financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures.  ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below.

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in non-active markets or in active markets for similar assets or liabilities, observable inputs other than quoted prices, and inputs that are not directly observable but are corroborated by observable market data;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

There were no changes in the fair value hierarchy leveling during the nine months ended September 30, 2024 and 2023.

Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of September 30, 2024 and December 31, 2023, the Company had a full valuation allowance against its deferred tax assets.

We adopted ASC 740-10-25, Income Taxes—Recognition, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Stock Based Compensation

We follow ASC 718, Compensation–Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee and non-employee services are acquired. Share-based payments to employees and non-employees, including grants of stock options, are recognized as compensation expense in the financial statements based on their fair values on the grant date. That expense is recognized over the period required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Basic and Diluted Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period before giving effect to stock options, stock warrants, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to dilutive common stock equivalents. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. The common stock equivalents not included in the computation of earnings per share because the effect was antidilutive, were related to convertible debt and totaled 1,819,217 and 1,286,248 shares for the nine months ended September 30, 2024 and 2023, respectively, and the outstanding warrants that totaled 333,333 and 1,211,091 shares for the nine months ended September 30, 2024 and 2023, respectively.

Prior period reclassifications

We have reclassified certain amounts in prior periods to conform with current presentation. Increase in accrued interest in the amount of $76,197 which was reported within the increase in accounts payable and accrued expenses at September 30, 2023, has been reclassified on the statement of cash flows. Common stock issued to settle accounts payable and accrued expenses of $43,750 which was reported within stock based compensation at September 30, 2023, has been reclassified on the statement of cash flows.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements, other than those disclosed below.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740) – Improvements to Income Tax Disclosures”. ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact ASU 2023-09 will have on its financial statements.

Recently Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The Company adopted ASU 2020-06 effective January 1, 2024 and the adoption of ASU 2020-06 did not have a material impact on the Company’s financial statements.

NOTE 4 – ASSETS ACQUSITION

On November 28, 2023, the Company entered into an asset sale and purchase agreement with Philon Labs, LLC. (the “seller” or “Philon Labs”) for consideration of approximately $2,000,000 in exchange for the intangible assets. The purpose of the assets purchase was to begin the Company’s transition to a growth-oriented company that applies advanced engineering and design techniques to new products. The entire purchase consideration was allocated as fair value to the intellectual property acquired from the seller. The $2,000,000 was to be paid through the issuance of a new series of Preferred Stock. As of September 30, 2024, the consideration has not been issued to the seller and is recorded as shares to be issued on the consolidated balance sheet. The Company has analyzed the shares to be issued balance and determined that they are liabilities in accordance with ASC 480 – Distinguishing Liabilities from Equity. Subsequent to September 30, 2024, the Company issued 200,000 shares of Series B Preferred Stock to the seller as satisfaction of the intangible assets’ consideration (Note 10 – Subsequent Events).

The acquired intangible assets are being amortized over their estimated useful lives of 3 years.

Intangible assets as of September 30, 2024 and December 31, 2023, are as follows:

	September 30,	December 31,
	2024	2023
Intellectual property	$2,000,000	$2,000,000
Less: accumulated amortization	(560,219)	(60,219)
Intangible assets, net	$1,439,781	$1,939,781

Amortization expense from intangible assets was $500,000 and $0 for the nine months ended September 30, 2024, and 2023.

Future amortization expense from intangible assets as of September 30, 2024, were as follows:

For the Year Ended,
December 31,
Remainder of 2024	$167,883
2025	666,058
2026	605,839
Thereafter	-
Total remaining amortization expense	$1,439,781

NOTE 5 – RELATED PARTY TRANSACTIONS

Notes Payable – Related Parties

On January 30th, 2024, the Company signed an agreement with a major shareholder for a $165,000 note payable. The note accrues interest at a rate of 1.75% compounded annually and has a maturity date of January 30, 2025 (Note 6 – Promissory and Convertible Notes). The note had interest expense of $728 and $1,930 for the three and nine months ended as of September 30, 2024, respectively. As of September 30, 2024, the Company had recorded accrued interest of $1,930 related to the note within accrued interest on the Condensed Consolidated Balance Sheet.

Mycotopia Consulting Agreement with the CEO

On November 17, 2021, Mycotopia entered into an Executive Consulting Agreement (the “Mycotopia Consulting Agreement”), with Benjamin Kaplan (“BK”) to serve as the Company’s CEO for an initial term of 36 months. As of September 30, 2024 and December 31, 2023, the Company had cash compensation outstanding as accrued expense - related party due to the Mycotopia Consulting Agreement of $792,000 and $576,000, respectively. During the nine months ended September 30, 2024 and 2023, the Company recognized stock-based compensation of $0 and $635, respectively, from Warrants issued in connection with the Mycotopia Consulting Agreement. During the three months ended September 30, 2024 and 2023, the Company recognized stock-based compensation of $0 and $635, respectively, from Warrants issued in connection with the Mycotopia Consulting Agreement. The Company records stock-based compensation on the consolidated income statement as general and administrative expense.

Significant terms of the Mycotopia Consulting Agreement are as follows:

Annual Base Consulting Fee

Every calendar month the Company pays the CEO a consulting fee of $24,000, with an annual total fee of $288,000.

Bonus Compensation Milestones

The CEO was granted a Warrant to purchase that number of shares of Mycotopia common stock equal to 5% of the issued and outstanding Mycotopia common shares, on a fully diluted basis. The Warrant had an exercise price of $0.01 per share and expired on November 16, 2023.

During the year ended December 31, 2023, the Company issued 1,922 vested Mycotopia warrant shares in accordance with the Warrant valued at $635 (see Note 7 – Stockholders’ Equity).

The Company will pay the CEO a bonus in Mycotopia restricted stock or restricted stock units based on the following EBITDA milestones. As of September 30, 2024, no EBITDA milestones were met, and no amounts have been recorded for the bonus milestones.

Bonus	EBITDA Milestones
$100,000	1st $1,000,000
$100,000	2nd $1,000,000
$100,000	3rd $1,000,000
$100,000	4th $1,000,000
$100,000	5th $1,000,000

The Company will pay the CEO a bonus in restricted stock or restricted stock units based on the following Mycotopia market capitalization by maintaining the below market cap for Mycotopia for a period of 22 consecutive trading days:

Bonus (Shares)	Market Capitalization Milestone
250,000	$30,000,000
250,000	$40,000,000
250,000	$60,000,000
250,000	$80,000,000
250,000	$100,000,000

Stock Grants – Significant Transactions

Upon the Company closing a Significant Transaction, the CEO shall be granted shares of Mycotopia common stock or a new series of Mycotopia preferred shares that is convertible into Mycotopia common stock equal to 5% of the value of all the consideration, including any stock, cash or debt of such completed transaction. A “Significant Transaction” shall mean a financing of at least $500,000 or the closing of an acquisition with a valuation of at least $1,000,000 for Mycotopia. As of September 30, 2024 and December 31, 2023, the Company had not granted any shares in relation to a Significant Transaction.

As of September 30, 2024 and December 31, 2023, there are no amounts accrued related to the bonuses.

Board Compensation

As of September 30, 2024 and December 31, 2023, the Company had accrued expenses from board compensation of $325,000 and $250,000, respectively. Accrued board compensation is included as part of Accounts payable and accrued expenses on the consolidated balance sheets.

NOTE 6 – PROMISSORY AND CONVERTIBLE NOTES

On August 27, 2021, the Company issued a lender (“Lender A”) a convertible note payable with principal of $500,000 and an original issue discount of $50,000. The note matures after 24 months and has an effective interest rate of 8%.

As of September 30, 2024, and December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.75 per share. As of September 30, 2024, and December 31, 2023, the Company had an outstanding principal amount of $500,000 due to this lender as a result of the note.

On September 17, 2021, the Company issued a lender (“Lender B”) a convertible note payable with principal of $55,000 and an original issue discount of $5,000. The note matures after 24 months and has an effective interest rate of 8%. As of September 30, 2024, and December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.75 per share. As of September 30, 2024, and December 31, 2023, the Company had an outstanding principal amount of $55,000 due to this lender as a result of the note.

On October 27, 2021, the Company issued a lender (“Lender C”) a convertible note payable with principal of $220,000 and an original issue discount of $20,000. The note matures after 24 months and has an effective interest rate of 8%. As of September 30, 2024, and December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.75 per share. As of September 30, 2024, and December 31, 2023, the Company had an outstanding principal amount of $220,000 due to this lender as a result of the note.

On January 21, 2022, the Company issued a lender (“Lender E”) a convertible note payable with principal of $325,000 and an original issue discount of $75,000. The note matures after 24 months and has an effective interest rate of 8%. As of September 30, 2024, and December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.975 per share. As of September 30, 2024, and December 31, 2023, the Company had an outstanding principal amount of $325,000 due as a result of this note.

On January 30th, 2024, the Company signed an agreement with a major shareholder (“Lender F”) for a $165,000 note payable. The note accrues interest at a rate of 1.75% compounded annually and has a maturity date of January 30, 2025 (Note 5 – Related Party Transactions).

During the year ended December 31, 2021, the Company issued a convertible notes payable. During the year ended December 31, 2022, the note was converted into shares of the Company’s common stock in accordance with the terms of the note agreement. Following the conversion, $2,407 of accrued interest remained outstanding and owed to the note holder (“Lender D”).

The following tables reflects a summary of the outstanding principal and interest by each lender and their respective maturity date as of September 30, 2024 and December 31, 2023:

		September 30, 2024			December 31, 2023
	Maturity Date	Total Outstanding***	Principal	Interest	Total Outstanding***	Principal	Interest

Lender A	8/27/2023	$725,792	$500,000	225,792	$626,884	$500,000	126,884
Lender B	9/27/2023	78,671	55,000	23,671	67,950	55,000	12,950
Lender C	10/27/2023	309,089	220,000	89,089	266,968	220,000	46,968
Lender D	10/21/2023	2,407	-	2,407	2,407	-	2,407
Lender E	1/21/2024	431,698	325,000	106,698	375,504	325,000	50,504
Lender F	1/30/2025	166,930	165,000	1,930	-	-	-
		$1,714,587	$1,265,000	449,587	$1,339,714	$1,100,000	239,714

		*** - Total Outstanding = Principal + Interest as of September 30, 2024 and December 31, 2023

During the nine months ended September 30, 2024 and 2023, the Company recorded debt discount amortization expense in the amount of $9,349 and $386,403, respectively. As of September 30, 2024, the Company had an unamortized debt discount balance of $0.

NOTE 7 – STOCKHOLDERS’ EQUITY

As of December 31, 2023, the Company was authorized to issue 5,000,000 shares of its preferred stock in one or more series, of which 1,500,000 were designated “Series B Preferred Stock”. On June 24, 2024, the Board of Directors of the

Company approved the designation of one share of preferred stock as “Series A Preferred Stock”. As of September 30, 2024, the Company was authorized to issue 5,000,000 shares of preferred stock, of which 1,500,000 were designated “Series B Preferred Stock” and 1 was designated “Series A Preferred Stock”.

As of September 30, 2024 and December 31, 2023 we were authorized to issue 467,000,000 and 100,000,000 shares of common stock, respectively. On June 24, 2024, the Board of Directors of the Company approved an increase in the authorized shares of common stock from 100,000,000 to 467,000,000.

Common Stock

As of September 30, 2024 and December 31, 2023 we were authorized to issue 467,000,000 and 100,000,000 shares of common stock, respectively. Each share of common stock has a $0.001 par value. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought. The Company had 5,481,619 and 14,896,791 shares of common stock issued and outstanding as of September 30, 2024, and December 31, 2023, respectively.

During the year ended December 31, 2023, the Company issued 38,434 shares of common stock to settle $43,750 of accrued expenses. There was no gain or loss recorded on the issuance of the shares (Note 8 – Stock Based Compensation).

On July 29, 2024, the Company entered into an Exchange Agreement with Ehave, Inc., its largest shareholder, whereby Ehave, Inc. exchanged 9,793,754 shares of common stock for one share of Series A Preferred Stock.

On September 23, 2024, the Company issued 378,582 shares of common stock to settle $26,250 of accrued expenses. There was no gain or loss recorded on the issuance of the shares (Note 8 – Stock Based Compensation).

Series A Preferred Stock

As of September 30, 2024 and December 31, 2023 we were authorized to issue 1 and 0 shares of Series A Preferred Stock, $0.001 par value. The holder of the Series A Preferred is entitled to cast that number of votes on all matters presented for stockholder vote to the stockholders of the Corporation that when taking into account the votes entitled to be cast by the Series A Preferred stockholder is equal to seventy-five percent (75%) of the total shares authorized to vote on such matter(s) and such holder shall vote along with holders of the Corporation’s Common Stock on such matters. Additionally, the Series A Preferred Stock is convertible into 9,793,754 shares of Company common stock at the option of the holder.

On July 29, 2024, the Company entered into an Exchange Agreement with Ehave, Inc., its largest shareholder, whereby the Company agreed to issue Ehave, Inc. one share of Series A Preferred Stock in exchange for 9,793,754 shares of common stock.

Series B Preferred Stock - Mezzanine Equity

The Series B Preferred Stock is recorded as mezzanine equity in accordance with ASC 480, “Distinguishing Liabilities from Equity”. The Series B Shares are recorded as mezzanine equity in accordance with ASC 480 because the Company may be obligated to issue a variable number of shares at a fixed price known at inception and there is no maximum number of shares that could potentially be issued upon conversion. In this instance, cash settlement would be presumed and the Series B Shares are classified as mezzanine equity in accordance with ASC 480-10-S99. Immediately upon effectiveness of the registration statement registering for resale of all the common stock issuable under the Series B Shares, all outstanding Series B Shares shall automatically convert into common stock. As of September 30, 2024 and December 31, 2023 the Company was authorized to issue 1,500,000 shares of Series B Preferred Stock.

NOTE 8 - STOCK BASED COMPENSATION

On May 29, 2024, the Company signed a consulting agreement with a consultant (the “May Consulting Agreement”). The consultant agreed to provide services related to the Company’s status as a publicly traded company. In exchange the consultant is to receive 120,000 shares of the Company’s common stock at commencement of the agreement, and an additional payment of 5,000 shares of common stock each month of the agreement. The agreement is effective from May 29, 2024 through September 22, 2024. During the three and nine months ended September 30, 2024, the Company incurred $402 and $7,182, respectively, of stock-based compensation related to the May Consulting Agreement. As of

September 30, 2024 the Company had accrued $7,182 of stock-based compensation related to the May Consulting Agreement as a component of Accounts Payable and Accrued Expenses.

During 2022, the Company entered into a consulting agreement whereby the consultant agreed to act as a medical advisor to the Company for certain services. In exchange, the Company agreed to pay annual consideration of $35,000, payable in shares of common stock. The shares of common stock to be issued are to be determined using the volatility weighted average price of the common stock for the twenty days prior to the end of the quarter in which they were earned. As of December 31, 2023 and September 30, 2024, the Company had $35,000 and $35,000, respectively, recorded as component of accrued expenses on the Condensed consolidated Balance Sheet. During the year ended December 31, 2023, the Company issued 38,434 shares of common stock to settle $43,750 of accrued expenses related to the consulting agreement. On September 23, 2024, the Company issued 378,582 shares of common stock to settle $26,250 of accrued expenses related to the consulting agreement (Note 7 – Stockholders’ Equity).

Effective July 15, 2024, the Company adopted the “Mycotopia Therapies Inc. 2024 Equity Incentive Plan” (the “2024 Plan”). The 2024 Plan is effective through July 14, 2034, and limits the number of shares that may be issued pursuant to the 2024 Plan to 50,000,000 shares of common stock. As of September 30, 2024, there have not been any stock based compensation issuances under the 2024 Plan.

Warrants Issued

The following table reflects a summary of Common Stock warrants outstanding and warrant activity during the nine months ended September 30, 2024, and 2023:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Warrants outstanding at January 1, 2023	1,542,502	$0.65	1.29

Granted	1,922	$0.01	0.38
Exercised	-	-	-
Forfeited/Expired	(333,333)	1.50	-

Warrants outstanding at September 30, 2023	1,211,091	$0.42	0.15

Warrants outstanding at January 1, 2024	666,666	1.50	0.80

Granted	-	$-	-
Exercised	-	-	-
Forfeited/Expired	(333,333)	$1.50	-

Warrants outstanding and exercisable at September 30, 2024	333,333	$1.50	0.19

The intrinsic value of warrants outstanding as of September 30, 2024 was $0.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

On November 17, 2021, the Company entered into an Executive Consulting Agreement (the “Agreement”) with Benjamin Kaplan whereby Mr. Kaplan was appointed as CEO of the Company (see Note 5 – Related Party Transactions).

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from September 30, 2024 through the issuance date of these financial statements, and there are no events requiring disclosure other than those described below:

Subsequent to September 30, 2024, the Company issued 200,000 shares of Series B Preferred Stock to the seller as satisfaction of the consideration owed to Philon Labs for the acquisition of intangible assets (Note 4 – Assets Acquisition).

On November 6, 2024, the Company issued 254,642 shares of common stock to a consultant as consideration for services rendered for the Company.

On November 6, 2024, the Company issued 254,642 shares of common stock to a consultant as consideration for services agreed to under a professional services agreement.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Mycotopia Therapies, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Mycotopia Therapies, Inc. (“the Company”) and subsidiaries as of December 31, 2023, and the related consolidated statements of operations, mezzanine equity and stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company experienced negative operating cash flows, negative working capital, and has incurred operating losses since inception These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2024. Spokane, Washington
April 18, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Mycotopia Therapies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet Mycotopia Therapies, Inc. (the Company) as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has negative cashflows from operations and has not generated revenues, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern Disclosure

Critical Audit Matter Description

The consolidated financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s consideration of going concern included the following:

•Acknowledgement of the Company’s history of net losses and negative working capital.

•Assessment of contractual obligations, such as commitments for repayments of accounts payable, accrued liabilities and convertible notes payable (collectively “obligations”).

•Assumptions that illustrate the Company’s ability to meet the obligations through management of expenditures, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs.

How the Critical Audit Matter Was Addressed in the Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included the following, among others:

•We gained an understanding of the Company’s internal controls, projections, and estimates as they relate to continuance as a going concern.

•We evaluated the probability that the Company will be able to manage expenditures, obtain debt financing, and access funding from the capital markets.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2016.

Pinnacle Accountancy Group of Utah

Farmington, Utah

November 3, 2023

AIBOTICS, INC

FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022

ASSETS

CURRENT ASSETS:
Cash	$279,134	$385,899
Total Current Assets	279,134	385,899

NON-CURRENT ASSETS:
Property and equipment, net	498	1,496
Intangible assets, net	1,939,781	-
TOTAL ASSETS	$2,219,413	$387,395

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$341,358	$225,000
Accrued interest	239,714	110,590
Accrued expenses – related party	576,000	288,000
Convertible note payable, net of debt discount	1,090,651	140,923
Shares to be issued	2,000,000	-
Total Current Liabilities	4,247,723	764,513

Convertible note payable, net of debt discount, non-current portion	-	514,230
TOTAL LIABILITIES	4,247,723	1,278,743

Commitments and contingencies	-	-

MEZZANINE EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 and 0, shares issued and outstanding, respectively; liquidation preference of $0 and $0, respectively	-	-

STOCKHOLDERS’ DEFICIT

Common stock, $0.001 par value; 100,000,000 shares authorized, 14,896,791 and 14,858,357 shares issued and outstanding as of December 31, 2023 and 2022, respectively	14,897	14,857
Additional paid in capital	6,917,774	6,873,429
Accumulated deficit	(8,960,981)	(7,779,634)
TOTAL STOCKHOLDERS’ DEFICIT	(2,028,310)	(891,348)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,219,413	$387,395

The accompanying notes are an integral part of these financial statements.

AIBOTICS, INC FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC
CONSOLIDATED STATEMENT OF OPERATIONS

	December 31,	December 31,
	2023	2022

OPERATING EXPENSE
General and administrative expenses	$616,724	$1,736,336
TOTAL OPERATING EXPENSES	616,724	1,736,336

NET LOSS FROM OPERATIONS	(616,724)	(1,736,336)

OTHER EXPENSE
Interest expense	(564,623)	(863,330)
Interest expense – related party	-	(7,203)
TOTAL OTHER EXPENSE	(564,623)	(875,533)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	$(1,181,347)	$(2,611,869)
Provision for income taxes	-	-
NET LOSS	$(1,181,347)	$(2,611,869)

Net loss per share
Basic and Diluted	$(0.08)	$(0.18)

Weighted-average common shares outstanding
Basic and Diluted	$14,884,050	$14,445,002

The accompanying notes are an integral part of these financial statements.

AIBOTICS, INC., FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC.
CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

	Year Ended December 31, 2023
					Additional
	Preferred Shares		Common Shares		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balances, December 31, 2022	-	-	14,858,357	14,857	6,873,429	(7,779,634)	$(891,348)
Stock based compensation	-	-	-	-	635	-	635
Common stock issued in settlement of accounts payable and accrued expenses	-	-	38,434	40	43,710	-	43,750
Net Loss for the year ended December 31, 2023	-	-	-	-	-	(1,181,347)	(1,181,347)
Balances, December 31, 2023	-	-	14,896,791	14,897	6,917,774	(8,960,981)	$(2,028,310)

	Year Ended December 31, 2022
					Additional
	Preferred Shares		Common Shares		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balances, December 31, 2021	-	-	13,967,332	13,966	5,205,820	(5,167,765)	$52,021
Stock based compensation	-	-	322,122	322	1,022,533	-	1,022,855
Sale of preferred shares in private placement	15,000	150,000	-	-	-	-	150,000
Conversion of preferred to common	(15,000)	(150,000)	105,834	106	149,894	-	-
Debt discount on convertible debt and warrants	-	-	-	-	250,000	-	250,000
Conversion of convertible debt into shares of common stock	-	-	245,645	246	245,399	-	245,645
Common stock issued on cashless exercise of warrant	-	-	217,424	217	(217)	-	-
Net loss for the year ended December 31, 2022	-	-	-	-	-	(2,611,869)	(2,611,869)
Balances, December 31, 2022	-	-	14,858,357	14,857	6,873,429	(7,779,634)	$(891,348)

The accompanying notes are an integral part of these financial statements.

AIBOTICS, INC FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,181,347)	$(2,611,869)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used In Operating Activities:
Depreciation expense	998	1,001
Amortization expense	60,219	-
Amortization of debt discount	435,498	764,028
Stock based compensation	635	1,022,855
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	160,108	227,704
Increase in accrued interest	129,124	-
Increase (Decrease) in accrued expenses – related party	288,000	(50,000)
Decrease in accrued interest – shareholder loan	-	(10,339)
Net cash used in operating activities	(106,765)	(656,620)

Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of shareholder loan	-	(625,000)
Proceeds from the issuance of preferred stock	-	150,000
Proceeds from the issuance of convertible debt	-	250,000
Net cash used in financing activities	-	(225,000)

Net decrease in cash	(106,765)	(881,620)

Cash, beginning of year	385,899	1,267,519

Cash, end of year	$279,134	$385,899

Supplemental cash flow information:
Cash paid for interest	$-	$17,542
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities
Intangible assets acquired through promise to issue shares	$2,000,000	$-
Common stock issued to settle accounts payable and accrued expenses	$43,750	$-
Conversion of preferred to common stock	$-	$150,000
Debt discount on convertible note payable	$-	$250,000
Conversion of convertible debt and interest	$-	$245,645

The accompanying notes are an integral part of these financial statements.

AIBOTICS, INC

FORMERLY KNOWN AS MYCOTOPIA THERAPIES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business Activity

The Company was incorporated in Nevada on January 21, 2000, under the name RM Investors, Inc. In December 2020, we entered into definitive agreements with Ehave, Inc., an Ontario corporation (“Ehave”), Mycotopia Therapies Inc., a Florida corporation and wholly owned subsidiary of Ehave (“MYC”), and the former and current directors of 20/20 Global that provide for: (i) 20/20 Global’s purchase for $350,000 in cash of all of the outstanding stock of MYC from Ehave under a Stock Purchase Agreement, resulting in MYC becoming a wholly owned subsidiary of 20/20 Global; and (ii) the change of control of 20/20 Global’s board of directors and management under a Change of Control and Funding Agreement. In a related transaction, Ehave agreed to purchase 9,793,754 shares of 20/20 Global common stock, which constitute approximately 75.77% of the then-issued and outstanding shares of 20/20 Global’s common stock, for $350,000 in cash through a Stock Purchase Agreement (“MYC SPA”) with 20/20 Global stockholders Mark D. Williams, Colin Gibson, and The Robert and Joanna Williams Trust.  Ehave’s ownership has since been diluted to 65.9% as of December 31, 2023.

On January 19, 2021, the above transaction closed. Because the former shareholder of Mycotopia Therapies, Inc. acquired 75.77% of the Company’s then-outstanding stock and there was a change in control of the board of directors, the transaction was accounted for as a reverse merger in which Mycotopia Therapies, Inc. was deemed to be the accounting acquirer and the Company the legal acquirer. Subsequent to the transaction, the Company changed its name from 20/20 Global, Inc. to Mycotopia Therapies, Inc.

As a result of the transaction, the historical consolidated financial statements of the Company for periods prior to the date of the transaction are those of Mycotopia Therapies, Inc., as the accounting acquirer, and all references to the consolidated financial statements of the Company apply to the historical financial statements of Mycotopia Therapies, Inc. prior to the transaction and the consolidated financial statements of the Company subsequent to the transaction.

On November 17, 2023, the Company created a new Florida-based subsidiary, NPD Genius, LLC (“NPD”).

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. To date, the Company has generated no revenues, experienced negative operating cash flows and has incurred operating losses since inception. Management expects the Company to continue to fund its operations primarily through the issuance of debt or equity.

For the year ended December 31, 2023, the Company incurred a net loss of $1,181,347, had negative cash flows from operations of $106,765 and may incur additional future losses. At December 31, 2023, the Company had total current assets of $279,134 and total current liabilities of $4,247,723, resulting in a working capital deficit of $3,968,589. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after that date that the consolidated financial statements are issued.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the Company will be successful in its effort to secure additional equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Updates, or ASUs, of the Financial Accounting Standards Board, or FASB.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, MYC and NPD. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our financial statements include, when applicable, disclosures of estimates, assumptions, uncertainties, and markets that could affect our financial statements and future operations.

Cash

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value. The Company maintains its cash balances with a bank whose balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company monitors the cash balances held in its bank accounts, and as of December 31, 2023 and December, 2022 did not have any concerns regarding cash balances which exceeded the insured amounts.

Property and Equipment, Net

Property and equipment are stated at cost. For financial reporting, we provide for depreciation using the straight-line method at rates based upon the estimated useful lives of the various assets. Depreciation expense was $998 and $1,001 for the years ended December 31, 2023 and 2022, respectively. The Company computes depreciation utilizing estimated useful lives, as stated below:

Property and Equipment, Net Categories	Estimated Useful Life
Equipment	3 Years

Management assesses property and equipment for impairment whenever there is an indicator of impairment. Impairment losses are evaluated if the estimated undiscounted cash flows from using the assets are less than carrying value. A loss is recognized when the carrying value of an asset exceeds its fair value. Management assessed and concluded that no impairment write-down would be necessary for the Company’s property and equipment as of December 31, 2023 and 2022.

Finite Long-lived Intangible Assets, Net

Finite long-lived intangible assets are recorded at their estimated fair value at the date of acquisition. Finite long-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the finite intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization. The Company acquired the finite intangible asset, intellectual property, as part of the Philon Labs asset acquisition during the year ended December 31, 2023 (Note 4 – Intangible Assets, Net).

Finite long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite long-lived intangible assets as of December 31, 2023 and 2022.

The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives, as stated below:

Intangible Assets, Net Categories	Estimated Useful Life
Intellectual property	3 Years

Fair Value of Financial Instruments

The Company accounts for financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures.  ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in non-active markets or in active markets for similar assets or liabilities, observable inputs other than quoted prices, and inputs that are not directly observable but are corroborated by observable market data;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

There were no changes in the fair value hierarchy leveling during the years ended December 31, 2023 and 2022.

Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company had a full valuation allowance against its deferred tax assets.

We adopted ASC 740-10-25, Income Taxes—Recognition, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Stock Based Compensation

We follow ASC 718, Compensation–Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee and non-employee services are acquired. Share-based payments to employees and non-employees, including grants of stock options, are recognized as compensation expense in the financial statements based on their fair values on the grant date. That expense is recognized over the period required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Basic and Diluted Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period before giving effect to stock options, stock warrants, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to dilutive common stock equivalents. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. The common stock equivalents not included in the computation of earnings per share because the effect was antidilutive, were related to convertible debt and totaled 1,573,660 and 1,210,590 for the years ended December 31, 2023 and 2022, respectively, and the outstanding warrants that totaled 732,306 and 1,542,502 for the years ended December 31, 2023 and 2022, respectively.

Prior period reclassifications

We have reclassified certain amounts in prior periods to conform with current presentation. Accrued interest related to convertible notes payable in the amount of $110,590, which were reported within accounts payable and accrued expenses at December 31, 2022, have been reclassified as accrued interest on the balance sheet.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements, other than those disclosed below.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740) – Improvements to Income Tax Disclosures”. ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact ASU 2023-09 will have on its financial statements.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

NOTE 4 – ASSETS ACQUSITION

On November 28, 2023, the Company entered into an asset sale and purchase agreement with Philon Labs, LLC. (the “seller” or “Philon Labs”) for consideration of approximately $2,000,000 in exchange for the intangible assets. The purpose of the assets purchase was to begin the Company’s transition to a growth-oriented company that applies advanced engineering and design techniques to new products. The entire purchase consideration was allocated as fair value to the intellectual property acquired from the seller. The $2,000,000 is to be paid through the issuance of a new series of Preferred Stock. As of December 31, 2023, the consideration has not been issued to the seller and is recorded as shares to be issued on the consolidated balance sheet. The Company has analyzed the shares to be issued balance and determined that they are liabilities in accordance with ASC 480 – Distinguishing Liabilities from Equity.

The acquired intangible assets are being amortized over their estimated useful lives of 3 years.

Intangible assets as of December 31, 2023, are as follows:

December 31,
2023
Intellectual property	$2,000,000
Less: accumulated amortization	(60,219)
Intangible assets, net	$1,939,781

Amortization expense from intangible assets was $60,219 and $0 for the year ended December 31, 2023

Future amortization expense from intangible assets as of December 31, 2023, were as follows:

For the Year Ended,
December 31,
2024	$667,883
2025	666,058
2026	605,839
Thereafter	-
Total remaining amortization expense	$1,939,781

NOTE 5 – RELATED PARTY TRANSACTIONS

Notes Payable – Related Parties

During the year ended December 31, 2020, the Company entered into two term promissory notes with Ehave, Inc. (a majority shareholder) in the amount of $125,000. During the year ended December 31, 2021, the Company entered a term promissory note with Ehave, Inc. in the amount of $500,000. The notes mature two years after the issuance date and bear an interest rate of 1.75% per year. During the year ended December 31, 2022, the Company repaid the $625,000 in outstanding principal and interest due on the three promissory notes.  As of December 31, 2023 and 2022, the Company had no balances outstanding in connection with these notes. During the years ended December 31, 2023 and 2022, the Company recorded interest expense of $0 and $7,203, respectively, in relation to these notes.

Mycotopia Consulting Agreement with the CEO

On November 17, 2021, Mycotopia entered into an Executive Consulting Agreement (the “Mycotopia Consulting Agreement”), with Benjamin Kaplan (“BK”) to serve as the Company’s CEO for an initial term of 36 months. As of December 31, 2023 and 2022, the Company had cash compensation outstanding as accrued expense - related party due to the Mycotopia Consulting Agreement of $576,000 and $288,000, respectively. During the years ended December 31, 2023 and 2022, the Company recognized $635 and $148,417, respectively, of stock-based compensation from Warrants issued in connection with the Mycotopia Consulting Agreement. The Company records stock-based compensation on the consolidated income statement as general and administrative expense.

Significant terms of the Mycotopia Consulting Agreement are as follows:

Annual Base Consulting Fee

Every calendar month the Company will pay the CEO a consulting fee of $24,000, with an annual total fee of $288,000.

Bonus Compensation Milestones

The CEO was granted a Warrant to purchase that number of shares of Mycotopia common stock equal to 5% of the issued and outstanding Mycotopia common shares, on a fully diluted basis. The Warrant had an exercise price of $0.01 per share and expired on November 16, 2023.

During the years ended December 31, 2023 and 2022, the Company issued 1,922 and 63,718, respectively, vested Mycotopia warrant shares in accordance with the Warrant valued at $635 and $148,417, respectively (see Note 7 – Stockholders’ Equity).

The Company will pay the CEO a bonus in Mycotopia restricted stock or restricted stock units based on the following EBITDA milestones. As of December 31, 2023, no EBITDA milestones were met, and no amounts have been recorded for the bonus milestones.

Bonus	EBITDA Milestones
$100,000	1st $1,000,000
$100,000	2nd $1,000,000
$100,000	3rd $1,000,000
$100,000	4th $1,000,000
$100,000	5th $1,000,000

The Company will pay the CEO a bonus in restricted stock or restricted stock units based on the following Mycotopia market capitalization by maintaining the below market cap for Mycotopia for a period of 22 consecutive trading days:

Bonus (Shares)	Market Capitalization Milestone
250,000	$30,000,000
250,000	$40,000,000
250,000	$60,000,000
250,000	$80,000,000
250,000	$100,000,000

Stock Grants – Significant Transactions

Upon the Company closing a Significant Transaction, the CEO shall be granted shares of Mycotopia common stock or a new series of Mycotopia preferred shares that is convertible into Mycotopia common stock equal to 5% of the value of all the consideration, including any stock, cash or debt of such completed transaction. A “Significant Transaction” shall mean a financing of at least $500,000 or the closing of an acquisition with a valuation of at least $1,000,000 for Mycotopia. During the years ending December 31, 2023 and 2022, the Company did not grant any shares in relation to a Significant Transaction.

As of December 31, 2023, there are no amounts accrued related to the bonuses.

Board Compensation

As of December 31, 2023 and 2022, the Company had accrued expenses from board compensation of $250,000 and $135,000, respectively. Accrued board compensation is included as part of Accounts payable and accrued expenses on the consolidated balance sheets.

NOTE 6 – PROMISSORY AND CONVERTIBLE NOTES

On August 27, 2021, the Company issued a lender (“Lender A”) a convertible note payable with principal of $500,000 and an original issue discount of $50,000. The note matures after 24 months and has an effective interest rate of 8%. As of December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.75 per share. As of December 31, 2023 and 2022, the Company had an outstanding principal amount of $500,000 due to this lender as a result of the note.

On September 17, 2021, the Company issued a lender (“Lender B”) a convertible note payable with principal of $55,000 and an original issue discount of $5,000. The note matures after 24 months and has an effective interest rate of 8%. As of December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.75 per share. As of December 31, 2023 and 2022, the Company had an outstanding principal amount of $55,000 due to this lender as a result of the note.

On October 27, 2021, the Company issued a lender (“Lender C”) a convertible note payable with principal of $220,000 and an original issue discount of $20,000. The note matures after 24 months and has an effective interest rate of 8%. As of December 31, 2023, this convertible note payable was in default and therefore classified as a current liability. Default interest accrues at a rate of 20% upon default, and the default conversion price is $0.75 per share. As of December 31, 2023 and 2022, the Company had an outstanding principal amount of $220,000 due to this lender as a result of the note.

On January 21, 2022, the Company issued a lender (“Lender E”) a convertible note payable with principal of $325,000 and an original issue discount of $75,000. The note matures after 24 months and has an effective interest rate of 8%. As of December 31, 2023 and 2022 the Company had an outstanding principal amount of $325,000 due as a result of this note. As of December 31, 2023 $9,349 of original issue discount remained as a result of this note.

During the year ended December 31, 2021, the Company issued three convertible notes payable. In accordance with the terms of the note agreements, during the year ended December 31, 2022, the Company received notice to convert the three notes into shares of the Company’s common stock. As a result, an aggregate of $232,500 in principal and $13,145 in interest was converted into 245,645 shares of common stock (Note 7 – Stockholders’ Equity). Following the conversion, $2,407 of accrued interest remained outstanding and owed to one of the note holders (“Lender D”).

The following tables reflects a summary of the outstanding principal and interest by each lender and their respective maturity date as of December 31, 2023 and December 31, 2022:

		December 31, 2023			December 31, 2022
	Maturity Date	Total Outstanding***	Principal	Interest	Total Outstanding***	Principal	Interest

Lender A	8/27/2023	$626,884	$500,000	$126,884	$556,244	$500,000	$56,244
Lender B	9/27/2023	67,950	55,000	12,950	60,907	55,000	5,907
Lender C	10/27/2023	266,968	220,000	46,968	241,528	220,000	21,528
Lender D	10/21/2023	2,407	-	2,407	2,407	-	2,407
Lender E	1/21/2024	375,504	325,000	50,504	349,504	325,000	24,504
		$1,339,714	$1,100,000	$239,714	$1,210,590	$1,100,000	$110,590

		*** - Total Outstanding = Principal + Interest as of December 31, 2023 and December 31, 2022

During the years ended December 31, 2023 and 2022, the Company recorded an aggregate debt discount of $0 and $325,000, respectively, under the terms of convertible promissory note agreement. The total debt discount recorded during the year ended December 31, 2022 was allocated between the original issue discount related to cash financing fees of $75,000, as well as $250,000 recorded as an offset to additional paid-in capital in connection with the beneficial conversion feature and warrants (Note 7 – Stockholders’ Equity).

During the years ended December 31, 2023 and 2022, the Company recorded debt discount amortization expense in the amount of $435,498 and $764,028, respectively. As of December 31, 2023, the Company had an unamortized debt discount balance of $9,349 with a weighted amortization period of 0.06 years.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought. The Company had 14,896,791 and 14,858,357 shares of common stock issued and outstanding as of December 31, 2023 and 2022.

During the year ended December 31, 2023, the Company issued 38,434 shares of common stock to settle $43,750 of accrued expenses.

During year ended December 31, 2022, the Company issued 245,645 shares of common stock, in the aggregate, upon the conversion of convertible promissory notes and accrued interest in the amount of $245,645 (Note 6 – Promissory and Convertible Notes).

Mezzanine Equity

The Preferred Shares are recorded as mezzanine equity in accordance with ASC 480, “Distinguishing Liabilities from Equity,” at its initial net carrying value in the amount of $50,000. The Series A Shares are recorded as mezzanine equity in accordance with ASC 480 because the Company may be obligated to issue a variable number of shares at a fixed price known at inception and there is no maximum number of shares that could potentially be issued upon conversion. In this instance, cash settlement would be presumed and the Series A Shares are classified as mezzanine equity in accordance with ASC 480-10-S99. Immediately upon effectiveness of the registration statement registering for resale of all the common stock issuable under the Series A Shares, all outstanding Series A Shares shall automatically convert into common stock.

During the year ended December 31, 2022, the Company sold 15,000 shares of preferred stock to three shareholders for $150,000 in proceeds as part under a Regulation A offering of Section 3(6) of the Securities Act of 1933. The shares are allowed to convert into common stock by option of the holder at any time based on the fair market value of the common stock at the date of the conversion. As of December 31, 2022, 15,000 preferred shares with a fair value of $150,000 were converted in various installments, into an aggregate 105,834 shares of common stock.

NOTE 8 - STOCK BASED COMPENSATION

On January 21, 2022, the Company issued 250,000 shares of common stock to a related party and majority shareholder, Benjamin Kaplan, as part of his compensation for services rendered in accordance with his Agreement (Note 7) for services rendered as CEO. The Company expensed $750,000 in relation to this issuance.

On January 24, 2022, the Company issued 12,500 shares of common stock to a consultant for services rendered. The Company expensed $38,188 in relation to this issuance.

On March 17, 2022, the Company issued 59,622 shares of common stock valued at $86,250 as stock-based compensation for consulting services rendered.

Warrants Issued

During the year ended December 31, 2022, the Company issued 325,000 warrants, to purchase common stock as part of the convertible promissory notes discussed above in Note 6 – Promissory and Convertible Notes.

During the year ended December 31, 2022, the Company issued 217,424 shares of common stock upon the cashless exercise of 151,667 warrants.

The following table reflects a summary of Common Stock warrants outstanding and warrant activity during the years ended December 31, 2023 and 2022:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Warrants outstanding at January 1, 2022	1,463,784	$0.67	1.83

Granted	230,385	$1.09	1.86
Exercised	(151,667)	-	-
Forfeited/Expired	-	-	-

Warrants outstanding at December 31, 2022	1,542,502	$0.65	1.29

Granted	1,922	$0.01	-
Exercised	-	-	-
Forfeited/Expired	(877,758)	$0.01	-

Warrants outstanding and exercisable at December 31, 2023	666,666	$1.50	0.80

The intrinsic value of warrants outstanding as of December 31, 2023 was approximately $0.

All the warrants granted during the year ending December 31, 2023 were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

	For the Years Ended
	December 31,	December 31,
	2023	2022

Expected term (years)	2.00	1.86
Exercise price	$0.10	$1.09
Expected volatility	157.00%	170.00%
Stock price	$0.34	$2.82
Risk-free interest rate	5.50%	1.47%
Dividend yield	0.00%	0.00%

NOTE 9 – COMMITMENTS AND CONTINGENCIES

On November 17, 2021, the Company entered into an Executive Consulting Agreement (the “Agreement”) with Benjamin Kaplan whereby Mr. Kaplan was appointed as CEO of the Company (see Note 5 – Related Party Transactions).

NOTE 10 – INCOME TAXES

The provision for federal and state income taxes is associated with and included in net income from discontinued operations and consists of the following components:

	2023	2022
Current Income taxes
Federal	$-	$-
State	-	-
Total current income tax expenses	$-	$-

Deferred income taxes
Federal	$-	$-
State	-	-
Total current income tax expenses	$-	$-

Total income tax expense	$-	$-

The reconciliation between income taxes at the U.S. federal rate of 21% and the amount recorded in the accompanying consolidated financial statements is as follows:

	2023	2022
Tax expense at U.S. federal statutory rate	$(248,083)	$(548,492)
Tax expense at state statutory rate	(32,335)	(42,294)
Stock Based Compensation	133	183,632
Amortization of Debt Discount	91,455	160,446
Change in valuation allowance	188,613	246,709
Other	217	-
Total	$-	$-

We comply with GAAP, which requires the determination of deferred income taxes using an asset and liability approach, whereby deferred tax liabilities and assets are recognized for expected future tax consequences of temporary differences between carrying amounts and tax basis of asset and liabilities. Deferred balances are adjusted to reflect enacted changes in income tax rates. Due to the likelihood that the deferred assets will not be realized, a full valuation allowance has been recorded. Deferred tax assets are as follows:

	2023	2022
Federal net operating loss carryforward	$268,214	$207,058
State net operating loss carryforward	55,495	42,841
Fixed assets and intangibles	12,471	152
Accrued expenses	215,942	113,457
Total Deferred tax assets	$552,122	$363,509
Valuation allowance	(552,122)	(363,509)
	$-	$-

At December 31, 2022 and December 31, 2021, the Company evaluated its tax positions and did not have any unrecognized tax benefits. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company considers the U.S. and Florida to be major tax jurisdictions. As of December 31, 2022, for federal tax purposes the tax years 2020-2022 and for Florida the tax years 2019 through 2022 remain open to examination by tax authorities.

As of December 31, 2022 and 2021, the Company has net operating losses amounting to $1,125,576 and $464,636, respectively for federal and Florida which can be carried forward indefinitely but are limited to 80% usage.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from December 31, 2023 through the issuance date of these financial statements, and there are no events requiring disclosure.

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Amended and Restated Articles of Incorporation of 20/20 Global, Inc.( Incorporated by reference from the registration statement on Form 10 filed April 15, 2019).
2.2	Bylaws of 20/20 Global, Inc. (Incorporated by reference from the registration statement on Form 10 filed April 15, 2019).
2.3	Amendment to Bylaws. (Incorporated by reference from the Quarterly Report on Form 10-Q filed May 20, 2021).
2.4	Amendment to Articles of Incorporation. (Incorporated by reference from the Quarterly Report on Form 10-Q Filed on August 20, 2021).
4.1	Subscription Agreement
6.1	Stock Purchase Agreement between 20/20 Global, Inc. and Ehave, Inc. (Incorporated by reference from the Current Report on Form 8-K filed December 29, 2020.
6.2	Change of Control and Funding Agreement. (Incorporated by reference from the Current Report on Form 8-K filed December 29, 2020).
6.3	Amendment to Escrow Agreement and Definitive Agreements. (Incorporated by reference from the Current Report on Form 8-K filed January 6, 2021).
6.4	Kaplan Executive Consulting Agreement. (Incorporated by reference from the Current Report on Form 8-K filed on January 14, 2022)
6.5	Agreement and Plan of Merger with PSLY.com (Incorporated by reference from the Current Report on Form 8-K filed on May 19, 2022).
6.6	Termination of Agreement and Plan of Merger (Incorporated by reference from the Current Report on Form 8-K filed on February 22, 2023).
6.7	Asset Purchase and Sale Agreement (Incorporated by referenced from the Current Report on Form 8-K filed on December 5, 2023).
6.8	Intellectual Property Assignment Agreement (Incorporated by referenced from the Current Report on Form 8-K filed on December 5, 2023)
6.9	Exchange Agreement entered into between Aibotics, Inc. formerly Mycotopia Inc. and Ehave on July 29, 2024 (Incorporated by reference from the Current Report on Form 8-K filed on July 29, 2024).
6.10	Securities to be offered to employees in employee benefit plans (Incorporated by reference from the Current Report on Form S-8 filed on September 13, 2024).
11.1	Consent of Fruci & Associates II, PLLC
11.2	Consent of Pinnacle Accountancy Group of Utah
11.3	Consent Jonathan D. Leinwand, P.A. (contained in Exhibit 12.1)
12.1	Legal Opinion of Jonathan D. Leinwand, P.A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 1, 2025.

AIBOTICS, INC.

Date: April 1, 2025	By:	/s/ Ben Kaplan
Ben Kaplan
Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer)